QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4

Solid
Growth

Annual Report 2004

TABLE OF CONTENT

COMPANY PROFILE — 3

MESSAGE TO SHAREHOLDERS — 4

PRODUCT PIPELINE — 8

ATRIUM — 14

Highlights 2004

MOST SIGNIFICANT EVENT OF THE YEAR: SUCCESSFUL COMPLETION OF THE SEVEN PHASE II TRIALS PROGRAM OF CETRORELIX, OUR LEAD COMPOUND IN ENDOCRINE THERAPY, FOR ENDOMETRIOSIS, UTERINE MYOMA, AND BENIGN PROSTATE HYPERPLASIA (BPH).

FEBRUARY

•
Partnership with the pharmaceutical company Roche in Brazil for miltefosine (Impavido®), a new compound to treat leishmaniasis, a devastating tropical disease known as black fever

MARCH

•
Subsidiary Atrium acquires Pure Encapsulations, a Boston-based company specialized in nutritional supplements

APRIL

•
Partnership agreement with Ardana Bioscience for LHRH antagonist teverelix which has potential in cancer and urology

MAY

•
Æterna Laboratories Inc. changes name to Æterna Zentaris Inc.

•
Cetrorelix: positive and statistically significant Phase II results in six trials in endocrinology and BPH

JUNE

•
Encouraging Phase I results for perifosine in combination with radiotherapy for different cancer types

AUGUST

•
License and collaboration agreement with Spectrum Pharmaceuticals on fourth generation LHRH antagonist D-63153 for prostate cancer and BPH

•
Perifosine Phase II trial initiated by Keryx Biopharmaceuticals for different cancer types

SEPTEMBER

•
Encouraging Phase II trial results for perifosine in monotherapy for soft tissue sarcoma

OCTOBER

•
License and collaboration agreement with Tulane University for GH-RH antagonists, a novel class of potential anti-cancer agents

•
Successful completion of the seven Phase II trials program for cetrorelix

NOVEMBER

•
Marketing approval obtained for miltefosine (Impavido®) from the regulatory agency in Germany for leishmaniasis

DECEMBER

•
Transfer of certain rights to Atrium, excluding North America, to market and distribute Æterna Zentaris' antiangiogenic product, Neovastat®

SUBSEQUENT TO YEAR END

•
Initiation of a Phase I trial with the cytotoxic conjugate AN-152 for ovarian and breast cancer

•
Acquisition of Echelon Biosciences in Salt Lake City, Utah, giving access to a complementary strategic fit for the signal transduction inhibitor platform

•
Subsidiary Atrium acquires MultiChem, a Canadian marketer of active ingredients and specialty chemicals

2    Æterna Zentaris    Annual Report 2004

Æterna Zentaris

ÆTERNA ZENTARIS IS AN EMERGING INTERNATIONAL BIOPHARMACEUTICAL COMPANY HEADQUARTERED IN QUEBEC CITY. WE ARE INVOLVED IN THE DISCOVERY, DEVELOPMENT AND MARKETING OF DRUGS WITHIN THREE THERAPEUTIC AREAS: ONCOLOGY, ENDOCRINOLOGY, AND ANTI-INFECTIVES.

THROUGH THE COMPANY'S PROPRIETARY DRUG DISCOVERY UNIT AND GLOBAL SCIENTIFIC NETWORK, ÆTERNA ZENTARIS PRODUCES A CONTINUAL FLOW OF INNOVATIVE COMPOUNDS THAT TREAT DISEASES WITH LOW SURVIVAL RATES AND LIMITED THERAPEUTIC OPTIONS.

THE COMPANY ALSO HOLDS MAJORITY OWNERSHIP (61.1%) OF ATRIUM BIOTECHNOLOGIES, AN INTERNATIONAL DEVELOPER, MANUFACTURER AND MARKETER OF ADDED VALUE PRODUCTS FOR THE COSMETIC, CHEMICAL, PHARMACEUTICAL AND NUTRITION INDUSTRIES.

OUR NEW NAME Following the acquisition of German-based Zentaris GmbH in 2002, the Company changed its name from Æterna Laboratories Inc. to Æterna Zentaris Inc. in May, 2004.

The new name emphasizes the evolution of Æterna Zentaris into an international company with a global network of partners and a wide-ranging pipeline that extends from preclinical compounds to proven and marketed products.

Æterna Zentaris    Annual Report 2004    3

A YEAR OF DEVELOPMENT AND GROWTH:    In 2004, our long-term strategy for creating shareholder and stakeholder value achieved a number of significant milestones. The year clearly demonstrated the established worth and steadily growing potential of our pipeline. In fact, the Company made important advances at every stage of the process that characterizes success in the biopharmaceutical industry: in the laboratory, in clinical testing, in alliance-making, in acquisitions, and above all, in accessing the marketplace.

Today, in many countries of the world, the products of Æterna Zentaris are treating patients. At the same time, with numerous other products under development to treat a diversity of diseases and conditions, the Company is coming closer to the patient.

STRATEGIC VISION:    As a result of the strategic plan implemented over the last three years, we have achieved our fundamental business goal of offering compounds at all stages of clinical and preclinical development. Together with increasing revenues generated by our two already marketed products, Cetrotide® and Impavido®, this strategy ensures both the short-term vitality and long-term value creation capability of the Company.

We are one of the few companies in the biopharmaceutical sector that benefits from a multi-track line of scientific inquiry. In fact, Æterna Zentaris is now developing products through five therapeutic approaches, aimed at treating multiple forms of cancer, hormonal disorders, and infectious disease. Moreover, as we pursue acquisitions, we are constantly evaluating potential complements to our therapeutic approaches and products to increase the efficacy or broaden the application of our proprietary compounds.

Another key element of the Æterna Zentaris strategy involves our network of alliances. By entering into partnerships with resourceful biotech and pharmaceutical companies, we have blazed a path whereby the development costs of our compounds are largely borne by our partners, while we retain strategic rights compatible with our long-term vision.

4    Æterna Zentaris    Annual Report 2004

MOVING DRUGS THROUGH THE PIPELINE:

OUR MAIN R&D ACHIEVEMENT IN CLINICAL DEVELOPMENT FOR 2004 WAS THE SUCCESSFUL COMPLETION OF OUR SEVEN PHASE II TRIALS PROGRAM OF CETRORELIX FOR ENDOMETRIOSIS, UTERINE MYOMA, AND BENIGN PROSTATE HYPERPLASIA (BPH).

Cetrorelix, already marketed under the name Cetrotide® for in vitro fertilization, enjoys a high safety profile for versions going into advanced clinical testing mainly in gynaecology. As we are approaching the final phase of development, our partner Solvay Pharmaceuticals will pursue further clinical trials of the drug for endometriosis.

Our other main R&D highlight for the year just ended, involved our lead oncology compound, perifosine, which targets multiple cancers. Phase I data on perifosine in combination with radiotherapy pointed at notable efficacy and has paved the way for Keryx Biopharmaceuticals, our North American partner for this product, to commence Phase II trials against various cancers. Encouraging data was also disclosed on a Keryx Phase II monotherapy trial for soft tissue sarcoma. As part of this ongoing clinical development program, we will also conduct our own Phase II trials combining perifosine with radiotherapy. Our recent acquisition of Echelon Biosciences in Salt Lake City provides a complementary strategic fit for perifosine; the ensuing synergy should enhance our understanding of the product's mechanism of action while pursuing development of other strategic signal transduction inhibitors like PI3K inhibitors. This acquisition is our first in the U.S. and represents a significant step in establishing our presence in this most important market.

Other compounds also progressed through the pipeline. With our partner Spectrum Pharmaceuticals, we have taken our promising compound for the treatment of hormone-dependent cancers and proliferative disorders, D-63153, into Phase II clinical studies. With our partner Ardana Bioscience, we have taken teverelix, our compound for the treatment of prostate cancer and BPH, into Phase II.

In April, we initiated a Phase I trial with EP-1572, a novel, orally-administered compound which can directly stimulate growth hormone secretion from the pituitary gland. Potential indications for this compound include treatment of growth hormone deficiency disorders in adults and children (short stature), frailty of the elderly, as well as metabolic complications associated with critical illnesses, such as AIDS-associated cachexia, cancer, and trauma. We also advanced AN-152 into clinical development by initiating a Phase I trial for patients with ovarian, endometrial or breast cancer. With this trial, all of our five therapeutic approaches have reached the clinical development stage.

These milestones exemplify our ability to move compounds systematically through our pipeline, and thereby steadily build value for the Company and its shareholders.

Æterna Zentaris    Annual Report 2004    5

PROMISING PRECLINICAL ACTIVITY:    In 2004, as part of our continuing strategy to strengthen our portfolio in oncology and endocrinology, we obtained worldwide exclusive rights to pursue the development and marketing of another novel class of compounds from Dr. Andrew Schally and his group at Tulane University. These compounds called growth hormone-releasing hormone (GH-RH) antagonists have potential as anti-cancer agents and endocrine disorder treatment.

The most prominent preclinical advances in our pipeline involve our development of second generation versions of established compounds. With our partner Solvay, for example, we have begun investigating the efficacy of luteinizing hormone releasing hormone (LHRH) antagonist peptidomimetics for the treatment of solid tumors and endocrine disorders. These new chemical entities are second generation versions of our highly successful cetrorelix. Whereas cetrorelix is now injectable, we feel that this new development program should, in the years ahead, enable us to make it orally bioavailable. Solvay is intent on maintaining and furthering its market leadership in this area. Impressed with both the track record of cetrorelix and the expertise of our laboratory, Solvay has asked Æterna Zentaris to develop this more potent, more easily administered successor compound. Finally, we began investigating ghrelin antagonists which are emerging as promising novel therapies targeting obesity, cancer, diabetes, and cardiovascular disease.

THE COMPANY'S NEW NAME:    In May of 2004, we formally adopted our new name of Æterna Zentaris Inc. We believe that the name more readily indicates our international stature. Moreover, given the results obtained with our compounds and the integrated nature of our operations from the discovery stage to the marketplace, the name also underlines the suitability and precision of our Company's new motto: Committed to Cure.

SECURE FINANCIAL POSITION:

A WINNING COMBINATION ENCOMPASSING OUR BIOPHARMACEUTICAL SECTOR AND ATRIUM.

Over the course of 2004, consolidated revenues reached $233 million and we registered a positive consolidated cash flow from our operations of close to $13 million. As of December 31, 2004, our cash and short term position stood at nearly $58 million.

In the biopharmaceutical sector, we managed to control our burn-rate with the support of our partners and with revenues generated by our marketed products.

Atrium Biotechnologies, represents a strategic profitable subsidiary which, in the last few years, has generated substantial and constant increasing revenue. Atrium's continued growth in 2004 necessitated added executive talent and the implementation of a new two division structure to manage this growth and to allow for the nonstop broadening of the company's international expansion.

6    Æterna Zentaris    Annual Report 2004

GROWTH STRATEGY AND GOALS:

ÆTERNA ZENTARIS IS READY AND POISED TO EXPAND. DURING 2005, WE WILL DEVELOP ADDITIONAL COMPOUNDS WHILE ACTIVELY CONTINUING OUR GROWTH STRATEGY THROUGH ACQUISITIONS. OUR ACQUISITION PROGRAM IS TARGETED MOSTLY AT ONCOLOGY COMPANIES. PURSUING SYNERGISTIC TECHNOLOGY THAT ENHANCES THE EFFICACY OF OUR COMPOUNDS WILL LEVER OUR ESTABLISHED EXPERTISE AND AUGMENT THE VALUE OF OUR PROPRIETARY TECHNOLOGY.

As well, we plan to enter new alliances to develop treatments for endocrine disorders. In this field, we shall continue to implement our proven model of partnering, which involves licensing our compounds to multinationals and receiving in return compensation on signature, milestone payments, and royalties on sales. However, as mentioned above, in relation to a trial of perifosine that we are undertaking with our own resources, it is the company's intent, in the field of oncology, to begin developing anti-cancer agents with our own resources.

Therefore, as part of our strategy of becoming a fully integrated biopharmaceutical company, we are preparing for the establishment of our own sales forces in Europe and North America for oncology and anti-infectives. With our own sales force in place, we could reap greater return from the marketing of our products. While we continue to partner the products from our other platforms, the initial focus of our sales team will be on the Company's commercially-attractive compounds in oncology.

A SOLID PRESENCE IN THE BIOPHARMACEUTICAL INDUSTRY:    Soundness and strength in the biopharmaceutical environment are signified above all by a diversified pipeline. We have achieved such a pipeline through dedicated and breakthrough work in the laboratory, and through judicious acquisitions and effective alliances. The result is a deeply rooted company with sound risk management which enhances our appeal to investors and partners, and opens the door to a still greater flow of novel development projects.

We would like to take this opportunity to thank all the employees and stakeholders of Æterna Zentaris for their commitment and confidence. Together, we can look forward to many more exciting milestones of achievement and reward.

Gilles Gagnon, MSc, MBA President & CEO	Éric Dupont, PhD Chairman of the Board

Æterna Zentaris    Annual Report 2004    7

THE AETERNA ZENTARIS PRODUCT PIPELINE:

Five therapeutic approaches:

AT ÆTERNA ZENTARIS, BASIC RESEARCH AND DRUG DEVELOPMENT DONE EITHER IN ITS OWN LABORATORIES OR THROUGH COLLABORATIONS WITH SCIENTIFIC PARTNERS, RELY ON THE FOLLOWING FIVE THERAPEUTIC APPROACHES:

1. LHRH Antagonists    2. Signal Transduction Inhibitors    3. Cytotoxic Conjugates and Cytotoxics
4. Tubulin Inhibitors/Vascular Targeting Agents    5. Growth Hormone Modulators

8    Æterna Zentaris    Annual Report 2004

Two Value Drivers

ROOTED IN ESTABLISHED
SCIENCE, LOOKING AHEAD WITH RESOLUTION, WE HAVE SET OUR SIGHT
ON A NUMBER OF BREAKTHROUGH THERAPEUTICS.

1. LHRH Antagonists    2. Signal Transduction Inhibitors

Æterna Zentaris    Annual Report 2004    9

10    Æterna Zentaris    Annual Report 2004

Indication	PRECLINICAL	PHASE I	PHASE II	PHASE III	MARKETED	Partner
In vitro fertilization (IVF)					■	Serono (worldwide except Japan) & Shionogi / Nippon Kayaku (Japan)
Benign prostate hyperplasia (BPH)			■			Solvay (worldwide except Japan) Shionogi / Nippon Kayaku (Japan)
Endometriosis			■			
Uterine myoma			■			
Prostate cancer			■			Spectrum Pharmaceuticals (North America, India)
BPH			■			
Prostate cancer			■			Ardana Bioscience (worldwide)
BPH			■			
Solid tumors and endocrine disorders	■					Solvay (worldwide gynaecology and BPH)
Multiple cancers			■			Keryx Biopharmaceuticals (N. America), US NCI & Netherlands NCI
Visceral leishmaniasis (black fever)					■	WHO (India & Bangladesh), German Remedies (India & Bangladesh), Roche (Brazil) & action medeor (NGOs)
Cutaneous leishmaniasis (parasitic skin disease)				■		Roche (Brazil), Nimrall (Pakistan & Afghanistan), Marquez & Marquez (Colombia) & action medeor (NGOs)
Multiple cancers	■					
Multiple cancers	■					Keryx Biopharmaceuticals (North America, South Africa, Israel, Australia, New Zealand)
Ovarian, endometrium, breast cancer		■				
Solid tumors	■					
Solid tumors	■					
SCLC, CML, breast cancer			■			Hainan Chang An (China)
Solid tumors	■					
Solid tumors	■					
Solid tumors	■					
Non-small cell lung cancer				■		Atrium Biotechnologies, US NCI, LG Life Sciences, Mayne Group, Grupo Ferrer
Multiple cancers			■			
TBD		■				Ardana Bioscience (worldwide)
Obesity	■					
TBD	■

Æterna Zentaris    Annual Report 2004    11

1.    LHRH ANTAGONISTS: PRODUCTS THAT TARGET ENDOCRINE DISEASE AND MULTIPLE FORMS OF HORMONE DEPENDENT CANCER

 In Clinical Development

 CETRORELIX    During the past year, we successfully completed a seven Phase II trial program of our multi-indicated compound in endocrine therapy, cetrorelix. Three trials were in endometriosis, three in benign prostate hyperplasia (BPH), and one in uterine myoma. The results from all the studies were positive, with the most statistically significant data obtained from trials in endometriosis and BPH. If not treated, BPH can develop in some cases, into prostate cancer. Our partner, Solvay Pharmaceuticals, encouraged by the results and confident of further success, has made a payment to Æterna Zentaris of four million euros to signal its ongoing participation. Cetrorelix is already marketed for in vitro fertilization under the brand-name Cetrotide®.

 D-63153    This fourth generation compound for the treatment of hormone- dependent cancers and proliferative disorders is now in Phase II for prostate cancer. Rights for North America and India have been licensed to Spectrum Pharmaceuticals for all indications. Æterna Zentaris received a cash and equity payment on signature, will receive payments as development and regulatory milestones are reached, and will receive royalties on potential sales. The Company has retained this compound's marketing rights for the rest of the world.

TEVERELIX Worldwide intellectual property rights to this compound currently in Phase II trials for the treatment of prostate cancer and BPH have been assigned to Ardana Bioscience of Scotland. Æterna Zentaris received a substantial upfront payment, will receive fixed annual guaranteed payments in 2005 and 2006, and will receive royalty income from potential sales.

CETROTIDE® (CETRORELIX)
Cetrotide® was the first luteinizing hormone-releasing hormone (LHRH) antagonist treatment approved for in vitro fertilization. It is administered to women to prevent premature ovulation in order to increase fertility success rate. Infertility problems are found in 15% of couples in developed countries. Cetrotide® is the only treatment in its class to offer a choice of two highly effective dosage strengths which enable precise control. Due to its immediate onset of action, Cetrotide® permits a simplified, more convenient, and shorter treatment. It involves fewer injections and causes less side-effects than other forms of in vitro fertilization treatment.

  "The striking results we have seen with cetrorelix, particularly in endometriosis, deliver on the promise of LHRH antagonists and are the culmination of Dr. Andrew Schally's Nobel-Prize winning research in this field." (Dr. Jürgen Engel)

  •
  BPH AFFECTS 33 MILLION MEN, AND REPRESENTS A MARKET OF US$1.7 BILLION

  •
  ENDOMETRIOSIS AFFECTS 10% TO 20% OF WOMEN OF CHILDBEARING AGE, AND REPRESENTS A MARKET OF US$800 MILLION

  •
  OVER 540,000 CASES OF PROSTATE CANCER OCCUR WORLDWIDE ANNUALLY

12    Æterna Zentaris    Annual Report 2004

2.    SIGNAL TRANSDUCTION INHIBITORS: BREAKING NEW GROUND IN TARGETED TUMOR THERAPY BY DEALING WITH CANCER AT THE MOLECULAR LEVEL WITH NON-TOXIC TREATMENTS

 In Clinical Development

 PERIFOSINE    Encouraging results of a Phase I study of perifosine in combination with radiotherapy were disclosed at the ASCO conference in June. In addition to the responses, one major benefit was that perifosine did not induce any suppression of the bone marrow. These results pave the way for Æterna Zentaris to start its own trials of perifosine in combination with radiotherapy at the National Cancer Institute in the Netherlands.

The conclusions of a Phase II clinical trial conducted in partnership with Keryx Biopharmaceuticals and involving perifosine given as a single agent, showed evidence of anti-tumour activity in patients suffering from soft tissue sarcoma. Keryx is currently conducting other Phase II trials in monotherapy with perifosine for multiple types of cancer.

 MILTEFOSINE (IMPAVIDO®)    Miltefosine has successfully completed a Phase III trial targeting the cutaneous form of leishmaniasis (a parasitic skin disease), and is on track to obtain regulatory approval in South America. It is currently marketed in India for the visceral form of leishmaniasis (black fever) under the brand-name Impavido®.

        •    THERE ARE 2.4 MILLION NEW CASES ANNUALLY IN
             PROSTATE, BREAST, HEAD AND NECK, AND
             PANCREATIC CANCER, AS WELL AS SARCOMA
             AND MELANOMA

        •    THERE ARE 12 MILLION PEOPLE SUFFERING FROM
             LEISHMANIASIS WORLDWIDE WITH 1.5 MILLION
NEW CASES REPORTED ANNUALLY

IMPAVIDO® (MILTEFOSINE)
Impavido® is the first marketed oral therapy for visceral leishmaniasis, a parasitic infection, also known as black fever. According to the World Health Organization, the disease is endemic in 88 countries with nearly 350 million people at risk. An estimated 12 million people currently suffer from the condition with 1 million to 1.5 million new cases reported annually. Leishmaniasis is a very virulent tropical disease, second only to malaria. If untreated, the visceral form will be lethal.

 The cure rate of Impavido® is 95%, and has been proven less toxic than current therapies. Additionally, since the current injectable therapies require patient, hospitalization, an oral drug such as Impavido®, which can be administered once daily for 28 days, clearly represents a more convenient treatment for patients as well as an important means for incurring substantial savings in healthcare costs.

Impavido® has been marketed in India since 2003 through cooperation with German Remedies. In November of 2004, Æterna Zentaris obtained marketing approval for Impavido® in Germany from the German Food and Drug Agency (BfarM). This approval also enables Æterna Zentaris to receive a Free Sales Certificate (FSC), which can provide the basis for registration in countries where leishmaniasis is endemic, such as Colombia and Pakistan.

Æterna Zentaris    Annual Report 2004    13

Atrium: 2004 sales
exceeded $177 million.

2004 AND SUBSEQUENT TO YEAR-END HIGHLIGHTS

ACQUISITION    of Pure Encapsulations of Sudbury, Massachusetts, which develops, manufactures and markets high quality finished products in health and nutrition for healthcare professionals, a growing specialized sector generating annual sales of over US$1 billion in the United States alone

ACQUISITION    of MultiChem, a privately-held Canadian company that markets active ingredients and specialty chemicals

LAUNCHING    of 20 new products

SIGNING    of 5 new marketing partnerships

RECIPIENT    of the 50 Best Managed Corporations Award as a leading Canadian corporation for a third consecutive year

RECIPIENT    of the Profit 100 Award for a third consecutive year. The Award recognizes Canadian companies registering the best growth in the last five years

CONTINUED GROWTH

SINCE ITS CREATION IN 2000, ATRIUM HAS DEMONSTRATED ITS ABILITY TO CONSTANTLY OUTPERFORM THE INDUSTRY. IN THAT SHORT TIME SPAN, SALES HAVE SOARED FROM $8 MILLION TO $177 MILLION, A COMPOUNDED ANNUAL INCREASE OF 117%, WHILE ITS EARNINGS FROM OPERATIONS HAVE A COMPOUNDED ANNUAL INCREASE OF 59%, FROM $4.1 MILLION TO $26.1 MILLION.

14    Æterna Zentaris    Annual Report 2004

Atrium

ATRIUM BIOTECHNOLOGIES IS A LEADING DEVELOPER, MANUFACTURER AND MARKETER OF VALUE-ADDED PRODUCTS FOR THE COSMETICS, PHARMACEUTICAL, CHEMICAL AND NUTRITION INDUSTRIES. ATRIUM FOCUSES PRIMARILY ON GROWING SEGMENTS OF THE HEALTH AND PERSONAL CARE MARKETS WHICH ARE BENEFITING FROM THE TRENDS TOWARDS HEALTHY LIVING AND THE AGEING OF THE POPULATION.

ATRIUM MARKETS A BROAD PORTFOLIO OF ACTIVE INGREDIENTS AND SPECIALTY CHEMICALS, AS WELL AS HEALTH AND NUTRITION FINISHED PRODUCTS THROUGH ITS HIGHLY SPECIALIZED SALES AND MARKETING NETWORK IN MORE THAN 35 COUNTRIES, PRIMARILY IN NORTH AMERICA, EUROPE AND ASIA.

Æterna Zentaris    Annual Report 2004    15

16    Æterna Zentaris    Annual Report 2004

MESSAGE FROM THE PRESIDENT

At Atrium, 2004 has been a year of sustained growth and development. Compared to last year, our sales increased by 47% to $177 million, we launched 20 new products, signed 5 new commercial partnerships and pursued our acquisition program.

As a matter of fact, our main achievement of 2004 was the acquisition of Boston-based Pure Encapsulations which develops, manufactures and markets high quality finished products in health and nutrition sold to an important network of healthcare professionals in the United States. This acquisition allowed us to substantially increase our line of products and sales in this most strategic market. In January 2005, we also acquired MultiChem, a Canadian marketer of active ingredients and specialty chemicals. These two acquisitions were part of our 2004 strategy to better control access to the North American market as we had done in Europe a year earlier.

In order to adequately manage the sustained growth of the past few years and to meet the upcoming challenges, we hired seasoned executives with complementary and new expertise to complete our management team. With the same due regard for sound management and efficiency, we created two distinct divisions for our company activities: the Active Ingredients & Specialty Chemicals Division and the Health & Nutrition Division. The changes in both structure and personnel will allow us to generate added company growth. Finally, we judiciously used our financial leverages in order to pursue our growth plan throughout 2004.

The key to our sustained success lies within our six distinctive core strengths. First, we offer value-added products addressing specific needs in high-growth niche markets such as the health and personal care industry which is predicted to grow at a double-digit pace in the foreseeable future. We also benefit from long-standing and privileged relationships with industry leaders. This situation, coupled with our broad product portfolio and state-of-the-art logistics system, puts us in a position to become a preferred supplier of a growing number of products to our customers.

  FURTHERMORE, OUR HIGHLY SPECIALIZED INTERNATIONAL SALES AND MARKETING NETWORK DRIVEN BY SKILLED AND SEASONED PROFESSIONALS, ENABLES US TO ACTIVELY MARKET OUR PRODUCTS AND SOLUTIONS DIRECTLY IN NORTH AMERICA AND EUROPE.

Fourth, we have a strong financial track record of delivering highly profitable growth generated at the organic level as well as through acquisitions. In just five years, revenue has increased from $8 million to over $177 million while earnings from operations progressed from $4.1 million to $26.1 million. Moreover, the seven acquisitions we made over the last five years are relevant examples of our proven acquisition and integration strategy in a highly fragmented marketplace. Once acquired, these products and/or companies are carefully integrated into our organization by a multidisciplinary team in collaboration with the local staff to build on their strengths. Last, we can count on an experienced and committed management team that possesses extensive development, finance, manufacturing and international marketing experience in each of our sectors of activity.

We are convinced that with all of these elements in place, we will be in a position to achieve our 2005 growth strategy goals with the focus on three key elements: make additional acquisitions in Europe and North America in order to better control access to these markets; complete our geographical coverage by mainly targeting Asia; and introduce new products either from our own biotechnological platform or through acquisitions. Attaining these objectives would enable us to increase our presence in our strategic markets and, therefore, strengthen our position as a leader in our activity sectors.

In closing, I would like to thank all our employees for the determined work and dynamism they displayed throughout the year.

Luc Dupont, President and CEO

Æterna Zentaris    Annual Report 2004    17

Company Structure
and Product Pipeline

IN LATE 2004, IN ORDER TO MAXIMIZE THE COMPANY'S INTERNATIONAL EXPANSION, ATRIUM DECIDED TO STRUCTURE THE COMPANY INTO TWO DIVISIONS:

• Active Ingredients & Specialty Chemicals    • Health & Nutrition

YVAN SERGERIE, Vice President International, Sales and Marketing, Health and Nutrition Division / RICHARD BORDELEAU, President, Health & Nutrition Division / CHARLES BOULANGER, President, Active Ingredients and Specialty Chemicals Division/ SERGE YELLE, PhD, Vice President, Business Development / MANON DESLAURIERS, Vice President, Legal and Corporate Affairs, and Secretary / JOCELYN HARVEY, CA, Vice President, Mergers and Acquisitions / JOHN DEMPSEY, Vice President, Finance and Chief Financial Officer

ACTIVE INGREDIENTS AND SPECIALTY CHEMICALS DIVISION    This division develops, manufactures and markets over 1,500 value-added active ingredients and specialty chemicals for the cosmetic, pharmaceutical, nutrition and chemical sectors, while also providing scientific, technical and regulatory support to some 2,000 customers including leading companies such as Aventis-Sanofi-Synthélabo, Estée Lauder, l'Oréal and Nestlé. Our portfolio includes additives, preservatives, excipients, specialty lipids, polymers and antioxidants geared to a market that yields above average growth annually.

HEALTH AND NUTRITION DIVISION    This division focuses on the development, manufacturing and marketing of more than 350 high quality vitamins, minerals, specialized nutrition and health products to a network of some 30,000 healthcare professionals in the United States. According to Nutrition Business Journal, between 2000 and 2003, this market segment in the United States had an annual growth rate of more than 10%. In addition to the strong growth associated with trends towards healthy living and ageing of the population, we will also capitalize on the increasing awareness from governmental authorities of the economic benefits linked to a healthier society.

18    Æterna Zentaris    Annual Report 2004

Æterna Zentaris:

AN INVESTMENT OPPORTUNITY

BRANCHING OUT, GROWING WITH A DETERMINED VISION, ÆTERNA ZENTARIS STANDS ENTRENCHED AND TALL ON THE CANADIAN BIOPHARMACEUTICAL STAGE.

  •
  A LEADING CANADIAN BIOPHARMACEUTICAL COMPANY FOCUSED ON DEVELOPING AND MARKETING NOVEL TREATMENTS FOR CANCER AND ENDOCRINE DISORDERS

  •
  A BUSINESS MODEL BASED ON ALLIANCES WITH 15 BIOTECH AND PHARMACEUTICAL PARTNERS WHO ASSUME MOST OF THE COSTS FOR COMPOUNDS UNDER DEVELOPMENT

  •
  2 WIDELY MARKETED PRODUCTS

  •
  10 COMPOUNDS IN CLINICAL DEVELOPMENT

  •
  10 COMPOUNDS IN PRECLINICAL DEVELOPMENT

  •
  A LIBRARY OF 100,000 PROPRIETARY COMPOUNDS

  •
  EXPERIENCED TEAMS AT BOTH THE CORPORATE AND PHARMACEUTICAL DEVELOPMENT LEVELS WITH THE SKILLS REQUISITE TO DEVELOP AND TAKE COMPOUNDS FROM THE EARLIEST PRECLINICAL STAGE, THROUGH THE REGULATORY PROCESS, AND INTO THE GLOBAL MARKETPLACE

  •
  AN ADVANTAGEOUS CASH POSITION WHICH ALLOWS THE CONTINUITY OF OUR GROWTH STRATEGY

  •
  ATRIUM BIOTECHNOLOGIES, A PROFITABLE AND EMERGING SUBSIDIARY, WHICH REGISTERED EARNINGS FROM OPERATIONS OF $26.1 MILLION IN 2004

Æterna Zentaris    Annual Report 2004    19

        Financial Report 2004

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following analysis provides a review of Company's results of operations, financial condition and cash flows for the three-year period ended December 31, 2004. This discussion should be read in conjunction with the information contained in Æterna Zentaris Inc.'s annual consolidated financial statements and related notes for the years ended on December 31, 2004, 2003 and 2002. Our consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with generally accepted accounting principles in Canada, or Canadian GAAP. Significant differences in measurement and disclosure from generally accepted accounting principles in the United States, or U.S. GAAP, are set out in note 24 of our consolidated financial statements.

COMPANY OVERVIEW

        Æterna Zentaris Inc. ("Æterna Zentaris" or "the Company"), formerly Æterna Laboratories Inc., is an oncology and endocrine therapy focused biopharmaceutical company with proven expertise in drug discovery, development and marketing. The Company's broad 20 product pipeline leverages five different therapeutic approaches, including Luteinizing Hormone Releasing Hormone (LHRH) antagonists and signal transduction inhibitors. The lead LHRH antagonist compound, cetrorelix, is currently marketed for in vitro fertilization under the brand name Cetrotide®, and has successfully completed a broad Phase II program in endometriosis and benign prostatic hyperplasia (BPH). The lead signal transduction inhibitor compound, perifosine, is an orally-active AKT inhibitor that is in several Phase II trials for multiple cancers.

        Æterna Zentaris also owns 61.1% of its subsidiary Atrium Biotechnologie Inc. ("Atrium"), a leading developer, manufacturer and marketer of value-added products for the cosmetics, pharmaceutical, chemical and nutrition industries focused primarily on growing segments of the health and personal care markets which are benefiting from the trends towards healthy living and the aging of the population. Atrium markets a broad portfolio of active ingredients, specialty chemicals and Health & Nutrition finished products through a highly specialized sales and marketing network in more than 35 countries, primarily in North America, Europe and Asia. As of February 17, 2005, Atrium filed a preliminary prospectus in each of the provinces of Canada in connection with an initial public offering of subordinate voting shares. The proceeds from the treasury offering will be used by Atrium primarily to pursue its acquisition strategy and for general corporate purposes.

        The Company operates in three segments of operations which are: (i) Biopharmaceutical; (ii) Active Ingredients & Specialty Chemicals; and (iii) Health and Nutrition.

        Æterna Zentaris, along with its wholly-owned subsidiary Zentaris GmbH, constitute the Biopharmaceutical segment. In addition, subsequent to the year 2004, the Company added to its Biopharmaceutical segment Echelon Biosciences Inc. ("Echelon") by acquiring all of its issued and outstanding shares.

        To better address the needs of its customers, our subsidiary, Atrium, reorganized its business during the year under two business segments: (i) the Active Ingredients & Specialty Chemicals Division; and (ii) the Health & Nutrition Division. The Active Ingredients & Specialty Chemicals Division offers value-added products that include high-value proprietary active ingredients developed, acquired or in-licensed by Atrium. Through the Health & Nutrition Division, Atrium develops, manufactures and markets proprietary Health & Nutrition finished products.

        Æterna Zentaris' growth strategy is based on improving and leveraging its extensive product portfolio and being active in in-licensing and acquisition of strategic compounds. Its long-term growth strategy includes the establishment of a sales force to become an integrated biopharmaceutical company. The Company also intends to remain a strategic shareholder of Atrium and to support its business growth.

Æterna Zentaris    Financial Statements 2004

HIGHLIGHTS

Consolidated results-at-a-glance

	Years ended December 31,
(in thousands of Canadian dollars)	2004 $	2003 $	2002 $
Revenues	233,248	166,413	101,204
R&D, net of tax credits and grants	30,367	44,124	24,129
Earnings (loss) from operations	17,170	(14,283)	(20,566)
Net loss	(5,759)	(28,147)	(25,782)

        In the Biopharmaceutical segment, our strategic objectives for 2004 were mainly focused on maximizing marketed compound revenues, signing new licensing and collaboration agreements, introducing new products in our portfolio and on obtaining timely results from our clinical studies. The following summarizes major milestones for each strategic objective.

Maximizing marketed compound revenues

        We announced in December that we received German Food and Drug Agency (BfarM) market approval for miltefosine (Impavido®), the first-ever orally-administered therapy for visceral and cutaneous leishmaniasis, a parasitic disease estimated to affect millions of people worldwide. The approval enabled us to market Impavido® in Germany, as well as to receive a Free Sales Certificate (FSC), which can provide the basis for registration in countries where leishmaniasis is endemic, such as Colombia and Pakistan.

        Impavido®, or miltefosine, is an alkylphospholipid that has been marketed in India since 2003 through cooperation with German Remedies (a member of Zydus Cadila). Visceral and cutaneous leishmaniasis is a parasitic infection also known as black fever which affects millions of people and is, according to the World Health Organization ("WHO"), endemic in 88 countries in the world with nearly 350 million people at risk. It is estimated that 12 million people currently suffer from this disease with 1 million-1.5 million new cases reported annually. Leishmaniasis is a very virulent tropical disease, second only to malaria.

        We obtained significant revenues from Serono our world (ex-Japan) partner for the marketing of Cetrotide®, or cetrorelix, for in vitro fertilization. We believe that cetrorelix will be subject to further clinical development in benign indications with the collaboration of Solvay Pharmaceuticals B.V. ("Solvay"), Nippon Kayaku and Shionogi. These indications include endometriosis which affects 10% to 20% of women of child-bearing age, representing a market estimated at more than US$800 million a year, as well as BPH which affects approximately 33 million men and which represents a market of more than US$1.7 billion.

Licensing and collaboration agreements

        We entered into an expanded agreement on April 2, 2004 for the LHRH antagonist, teverelix, with Ardana Bioscience, a specialty pharmaceutical company located in Edinburgh, Scotland. Ardana acquired full worldwide rights to the teverelix compound and the underlying microcrystalline suspension technology, including all related intellectual property. In return, we received upfront payments and are eligible to guaranteed payments both totalling €12 million until 2006, as well as potential future royalties on sales of teverelix or any other LHRH antagonist that could be combined with the microcrystalline suspension technology.

        On August 12, 2004, we entered into a licensing and collaboration agreement for D-63153 with Spectrum Pharmaceuticals, Inc. ("Spectrum") (NASDAQ: SPPI), an oncology-focused pharmaceutical company based in the United States. This product is a LHRH antagonist that has the potential to treat hormone-dependent cancers as well as benign, proliferative disorders. The agreement came as we regained worldwide rights to D-63153 from Baxter Healthcare as a result of recent organizational changes and restructuring at Baxter's, and following a mutual understanding between the two companies aimed at maximizing the value of D-63153.

Æterna Zentaris    Financial Statements 2004    1

        In return of the grant of this exclusive license to develop and commercialize D-63153 for all potential indications in North America (including Canada and Mexico) and India, we received an upfront payment, at signature, which included cash and equity of Spectrum. We are also eligible to receive payments upon achievement of certain development and regulatory milestones, in addition to royalties on potential net sales. We retained exclusive rights for the rest of the world and will share with Spectrum upfront and milestone payments, royalties or profits from potential sales in Japan.

Introducing new products in the portfolio

        In January 2004, we announced that we entered into an extensive collaboration agreement with Solvay to codevelop novel, low molecular weight and orally-bioavailable peptidomimetic LHRH antagonists. Potential indications include endometriosis, BPH, as well as malignant disorders such as breast and prostate cancer.

        As part of the agreement, Solvay obtained exclusive worldwide rights to all gynecological indications as well as to BPH, and we retained exclusive rights to all other indications including oncology. The contract also provides us to receive, upon signature, an amount of $5 million resulting from an upfront payment, as well as proceeds from the coverage of past development costs. In addition, the agreement foresees for Solvay to fund further preclinical and clinical development activities to be performed by us, up to a fixed amount and to make milestone payments.

        Following our ongoing interest in the area of LHRH antagonists, a drug discovery project aiming at the identification of peptidomimetic leads was initiated a few years ago. Such leads are expected to act on the LHRH receptor similar to decapeptides, however, with the crucial benefit of oral bioavailability. Having achieved proof-of-principle regarding oral bioavailability, we expect to have a preclinical development candidate available in the course of this year.

        Subsequent to the year 2004, we completed in January 2005 the acquisition of all issued and outstanding shares of Echelon, a privately-held biopharmaceutical company based in Salt Lake City, Utah, USA.

        Echelon's product pipeline is focused on the rapidly emerging field of transduction signalling technology. It has early therapeutic leads (mostly direct PI3K inhibitors) against some forms of cancer and is in a position to deliver new highlyeffective oncology therapeutics. The focus is also on small molecule agonists and antagonists to lipid-protein signalling interactions which are new and important therapeutic targets.

Obtaining timely clinical trial results

        We announced statistically significant positive results from a completed Phase II clinical program designed to evaluate cetrorelix, a LHRH antagonist, in three different indications: endometriosis, presurgical treatment of uterine myoma and BPH. These results showed that patients can benefit from a targeted and controlled decrease in sex hormones, including estrogen and testosterone. The positive results of seven Phase II trials, which also demonstrated good tolerability in all these indications, will form the basis for further development of cetrorelix with Solvay, our exclusive worldwide partner (ex-Japan) and with Shionogi and Nippon Kayaku, our corresponding partners in Japan. This major achievement generated €4 million in milestone payments from Solvay.

        Furthermore, we announced in June that our product, perifosine, an orally-active AKT inhibitor for the treatment of cancer, showed encouraging results in a Phase I trial in combination with radiotherapy. We also mentioned our intention to initiate a clinical program for perifosine through the ongoing collaboration with the Netherlands Cancer Institute of Amsterdam. In collaboration with the US NCI and as part of a large screening program in Phase I and II, our North American partner, Keryx Biopharmaceuticals ("Keryx") (NASDAQ: KERX), located in the United States, identified encouraging signs of anti-tumor activities and initiated several single-agent and combination studies testing perifosine as a treatment for various forms of cancer.

        In the Health & Nutrition segment, the integration of acquired Pure Encapsulations, Inc. ("Pure") in March 2004 is now completed. Pure is a company based in Sudbury, Massachusetts, in the United States, which focuses mainly on the development, manufacturing and marketing of nutritional supplements geared toward physicians and other healthcare professionals. Pure acquisition complements Atrium's actual products in this segment. This acquisition, combined with Atrium's internal growth has enabled our subsidiary to increase its earnings from operations in this segment by 188.1% to $12.1 million for 2004 in comparison with $4.2 million in 2003.

2    Æterna Zentaris    Financial Statements 2004

        In the Active Ingredients & Specialty Chemicals segment, we continued to improve our earnings from operations in this competitive segment from $10.2 million in 2003 to $14.0 million in 2004. We also announced in January 2005 the closing of the acquisition of the operating assets of MultiChem Import Export Inc. and MultiChem Trading Inc. ("MultiChem") for a total amount of $22.8 million. Founded in 1985, MultiChem is a privately-held Canadian company specialized in the marketing of Active Ingredients & Specialty Chemicals. It has a portfolio of over 400 products sold to more than 500 customers in Canada and the North Eastern United States through its offices in Montreal and Toronto. For the twelve-month period ended November 30, 2004, MultiChem sales exceeded $65 million. The MultiChem acquisition allows us to significantly increase our presence on the North American market.

Critical Accounting Policies and Estimates

        Our financial statements are prepared in accordance with the Canadian Generally Accepted Accounting Principles ("GAAP"), and access to a summary of differences between Canadian and US GAAP is possible by consulting note 24 of our annual 2004 financial statements. These accounting principles require that management makes estimates that could have an impact on assets and liabilities in the financial statements. Actual results could differ from these estimates. The significant accounting policies which the Company believes are the most critical to aid in fully understanding and evaluating its reported financial results include the following:

Revenue recognition and deferred revenues

        The biopharmaceutical segment is currently in a phase in which potential products are being further developed or marketed jointly with strategic partners. The existing licensing agreements usually foresee one-time payments (upfront payments), payments for research and development services in the form of cost reimbursements, milestone payments and royalty receipts for licensing and marketing product candidates.

        In December 2003, the CICA Emerging Issues Committee (EIC) issued Abstracts No. 141 "Revenue Recognition" and No. 142 "Revenue Arrangements with Multiple Deliverables". The latter is based on Issue No. 00-21 entitled "Revenue Arrangements with Multiple Deliverables" issued in May 2003 by the Emerging Issues Task Force of the Financial Accounting Standards Board ("FASB") in the United States. EIC's 141 and 142 provide clarification guidelines for determining when and how revenue from the sale of goods and services must be recognized. The Company prospectively adopted these guidelines for contracts signed after January 1, 2004 and consequently revenues associated with multiple-element arrangements are attributed to the various elements based on their relative fair value.

  •
  Upfront payments received at the beginning of licensing agreements are not recorded as revenue when received but are amortized based on the progress to the related research and development work.

  •
  Milestone payments, which are generally based on developmental or regulatory events, are recognized as revenue when the milestones are achieved, collectibility is assured, and when there are no significant future performance obligations in connection with the milestones. In those instances where the Company has collected fees or milestone payments but has ongoing future obligations related to the development of the drug product, revenue recognition is deferred and amortized over the period of its future obligations.

  •
  Royalty revenue is recorded when the amount of the royalty fee is determinable and collection is reasonably assured.

  •
  Revenues from sales of products are recognized, net of estimated sales allowances and rebates, when title passes to customers, which is at the time goods are shipped, when there are no future performance obligations, when the purchase price is fixed and determinable, and collection is reasonably assured.

Research and development costs

        All research and development ("R&D") costs which do not meet generally accepted criteria for deferral are expensed as incurred. Development costs which meet generally accepted criteria for deferral are capitalized and amortized against earnings over the estimated period of benefit. To date, no costs have been deferred.

Æterna Zentaris    Financial Statements 2004    3

Impairment of long-lived assets and goodwill

        Property, plant and equipment and intangible assets with finite lives are reviewed for impairment annually or when events or circumstances indicate that costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the undiscounted future cash flows expected to be provided by the asset. The amount of impairment loss, if any, is the excess of its carrying value over its fair value. Finite-lived assets are written down for any impairment in value of the unamortized portion. As at December 31, 2004, there were no events or circumstances indicating that the carrying value may not be recoverable.

        Intangible assets with indefinite lives are tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment exists when the carrying amount of the intangible asset exceeds its fair value.

        Finally, goodwill is tested annually, or more frequently if impairment indicators arise, for impairment in relation to the fair value of each reporting unit to which goodwill applies and the value of other assets in that reporting unit. An impairment charge is recorded for any goodwill that is considered impaired.

Accounting for income tax expense

        We operate in multiple jurisdictions, and our earnings are taxed pursuant to the tax laws of these jurisdictions. Our effective tax rate may be affected by the changes in, or interpretations of, tax laws in any given jurisdiction, utilization of net operating losses and tax credit carry forwards, changes in geographical mix of income and expense, and changes in management's assessment of matters, such as the ability to realize future tax assets. As a result of these considerations, we must estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax exposure, together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in future tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our future tax assets will be recovered from future taxable income and establish a valuation allowance for any amounts we believe it will be more likely than not be recoverable. Establishing or increasing a valuation allowance increases our income tax expense.

        Significant management judgment is required in determining our provision for income taxes, our income tax assets and liabilities, and any valuation allowance recorded against our net income tax assets. We recorded a valuation allowance as at December 31, 2004, due to uncertainties related to our ability to utilize some of our income tax assets. The valuation allowance was based on our estimates of taxable income by jurisdiction in which we operate and the period over which our income tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to amend our valuation allowance, which could materially impact our financial position and results of operations.

Stock-based compensation plans

        On January 1, 2002, Æterna Zentaris adopted the recommendations issued by the CICA and, at that time, we had chosen not to use the fair value method to account for the stock-based compensation costs arising from awards to employees. The fair value method was only used for stock-based payments made in exchange for goods and services with non employees. Effective January 1, 2003, we decided to adopt the fair value method on a prospective basis, as permitted under the amendments made to the recommendations during 2003. According to this method, all stock-based compensations granted during 2003 and beyond will be recorded in the corresponding period without restatement of prior years. However, Æterna Zentaris is still required to provide pro forma disclosures relating to net loss and net loss per share as if stock-based compensation costs had been recognized in the financial statements using the fair value method for options granted to employees in 2002.

        The following points detail the changes in critical accounting policies that have occurred since our most recent annual report:

Generally accepted accounting principles

        In July 2003, the CICA issued new Handbook Section 1100 "Generally Accepted Accounting Principles" ("GAAP"), which is effective for fiscal years beginning on or after October 1, 2003. This new section defines GAAP, establishes the relative authority of various types of CICA Accounting Standards Board pronouncements, says what to do when the Handbook does not cover a particular situation and clarifies the role of "industry practice" in setting GAAP. The Company adopted this new standard on January 1, 2004 without having any significant effect on the Company's financial statements.

4    Æterna Zentaris    Financial Statements 2004

General standards of financial statement presentation

In July 2003, the CICA issued new Handbook Section 1400 "General Standards of Financial Statement Presentation" which is effective for fiscal years beginning on or after October 1, 2003. This new section confirms that the financial statements of an entity must present fairly in accordance with Canadian Generally Accepted Accounting Principles its financial position, results of operations and cash flows. The Company adopted this new standard on January 1, 2004 without having any significant impact on the Company's financial statements.

Hedging relationships

The CICA has issued Accounting Guideline 13 "Hedging Relationships", which establishes certain conditions regarding when hedge accounting may be applied and which is effective for fiscal years beginning on or after January 1, 2004. AcG 13 addresses the identification, designation, documentation, and effectiveness of hedging transactions for the purposes of applying hedge accounting. It also establishes conditions for applying or discontinuing hedge accounting. Under this new guideline, the Company is also required to document its hedging transactions and explicitly demonstrate that the hedges are sufficiently effective in order to continue hedge accounting for positions hedged with derivatives. Any derivative instrument that does not qualify for hedge accounting will be reported on a mark-to-market basis in earnings. The Company adopted this guideline as at January 1, 2004 without having any significant impact on the Company's financial statements.

CONSOLIDATED RESULTS OF OPERATIONS

The following table sets forth certain Canadian GAAP consolidated financial data in thousands of Canadian dollars, except per share data.

	Years ended December 31,
	2004 $	2003 $	2002 $
Revenues	233,248	166,413	101,204

Operating expenses
Cost of sales	134,535	98,048	77,443
Selling, general and administrative	42,198	29,103	17,777
R&D, net of tax credit and grants	30,367	44,124	24,129
Depreciation and amortization	8,978	9,421	2,421

	216,078	180,696	121,770

Earnings (loss) from operations	17,170	(14,283)	(20,566)
Interest income	1,359	2,146	3,079
Interest and financial expenses	(8,168)	(4,835)	(508)
Foreign exchange loss	(920)	(1,574)	(195)

Earnings (loss) before income taxes	9,441	(18,546)	(18,190)
Income tax expense	(8,285)	(5,932)	(4,425)

Earnings (loss) before the following items	1,156	(24,478)	(22,615)
Gain (loss) on dilution of investments	(631)	(64)	424
Non-controlling interest	(6,284)	(3,605)	(3,591)

Net loss for the year	(5,759)	(28,147)	(25,782)

Basic and diluted net loss per share	(0.13)	(0.65)	(0.67)

Consolidated balance sheets data

Total assets	349,228	295,779	330,968

Long-term liabilities	156,671	108,216	88,400

Æterna Zentaris    Financial Statements 2004    5

Revenues

        Revenues for 2004 were $233.2 million compared to $166.4 million for 2003 and $101.2 million for 2002. The increases from year over year come mainly from the acquisitions of Zentaris in 2002, Interchemical and Chimiray in 2003 and from the acquisition of Pure in 2004 as well as the internal growth. We expect continued growth in revenue for 2005 as we acquired all the assets of MultiChem and all outstanding shares of Echelon in January 2005.

Operating expenses

        Cost of sales for 2004 was $134.5 million, an increase of $36.5 million compared to $98 million for 2003. The cost of sales for 2002 was $77.4 million. The increase in cost of sales is directly related to the sales increase generated by the acquisitions made in late 2002, as well as in 2003 and 2004. The acquisitions of MultiChem assets and Echelon in January 2005 and having a full year of operating results of Pure, acquired in March 2004, should increase our cost of sales for 2005.

        Selling, general and administrative (SG&A) expenses for the year ended December 31, 2004 were $42.2 million, an increase of $13.1 million compared to $29.1 million for the same period in 2003. For the year ended December 31, 2002, SG&A expenses were $17.8 million. The increase in SG&A expenses over the years is primarily due to business acquisitions. In addition, the increase in 2004 is also due to increased in stock-based compensation costs and insurance costs as well as to non-recurring expenses related to the Company name change. We expect SG&A expenses to continue to increase since we already acquired MultiChem and Echelon at the beginning of 2005 and we intend to pursue our business acquisition program during the year.

        R&D expenses, net of tax credits and grants (R&D) for the year ended December 31, 2004 were $30.4 million, a decrease of $13.7 million compared to $44.1 million for the same period in 2003, reflecting the realignment of the clinical development program initiated in December 2003, including the focus on R&D with respect to perifosine, cetrorelix and earlier stage products. For the year ended December 31, 2002, R&D expenses were $24.1 million. The increase between 2002 and 2003 is due to the acquisition of Zentaris in late December 2002. We expect R&D expenses to increase in 2005, due to the recent acquisition of Echelon, the emphasis on clinical development of existing products, in particular perifosine, as well as on certain product candidates at preclinical stage.

        Depreciation and amortization (D&A) expense for 2004 was $9.0 million, a decrease of $0.4 million compared to $9.4 million for 2003. For the year ended December 31, 2002, D&A expense was $2.4 million. The increase in D&A expense between 2002 and 2003 is mainly attributable to amortization of intangible assets arising from the acquisition of Zentaris in late 2002.

        Earnings from operations for 2004 were $17.2 million, an increase of $31.5 million compared to an operating loss of $14.3 million for 2003. Loss from operations was $20.6 million in 2002. The increase in earnings from operations in 2004 is principally due to income generated by non-recurrent milestone payments related to cetrorelix Phase II positive results, the realignment of the clinical development program initiated in December 2003 as well as by Atrium's earnings from operations generated by the acquisition of Pure in March 2004 combined with the achieved internal growth. The decrease in loss from operations between 2002 and 2003 was mostly due to the income generated by the subsidiary Atrium and the acquisition of Zentaris in late December 2002. The acquisition of MultiChem assets in January 2005 by Atrium combined with a full year of operating results of Pure, acquired in March 2004, should increase our earnings from operations for 2005 and this increase is expected to be offset by the increased R&D expenses combined with lower amounts of revenue from non-recurrent milestone payments expected in 2005.

        Interest income for 2004, 2003 and 2002 were respectively $1.4 million, $2.1 million and $3.1 million. The decrease in interest income is principally due to decrease in interest yield offered on investment, as well as the use of our liquidity for business acquisitions over the years.

6    Æterna Zentaris    Financial Statements 2004

        Interest expense for 2004 was $8.2 million in comparison to $4.8 million in 2003 and $0.5 million in 2002. The year-over-year increase is mainly due to the expense related to the convertible term loans that were issued at the end of the first quarter of 2003 and to the increased debt level resulting from the acquisition of Pure in 2004. In addition, the Company elected during the second quarter of 2004, as permitted under the convertible term loan agreements, to add to the principal amount all corresponding unpaid accrued interest as of March 31, 2004 of a total amount of $3.0 million. In connection with the Pure acquisition, we also increased our long-term debt by $40 million. Because of the capitalization of unpaid accrued interest and since the debt portion of the convertible term loans are accounted for as discounted loans and are increasing in accretion, we expect financial expenses to continue to increase in 2005.

Foreign exchange losses for 2004 were $0.9 million in comparison to $1.6 million in 2003 and $0.2 million in 2002. The variations are attributable to the impact of the strengthening Canadian dollar and Euro on our working capital denominated in US dollars.

Income tax expense for 2004 was $8.3 million in comparison to $5.9 million for the same period last year and $4.4 million in 2002. The year-over-year increase is directly related to increase of taxable income of our subsidiaries. We recorded an income tax expense related to earnings generated by all our subsidiaries. For our Canadian operations in the Biopharmaceutical segment, we have to establish a valuation allowance to reduce future income tax assets as it is, at this time, unlikely that some or all of the future income tax assets will be realized.

We incurred a loss on dilution in 2004 for an amount of $0.6 million in comparison to a loss of $0.1 million in 2003 and to a gain of $0.4 million in 2002. The losses are attributable to the issuance of shares in subsidiaries pursuant to the exercise of stock options and the gain in 2002 is attributable to an issuance of Atrium shares to one of its officer.

Non-controlling interest for fiscal 2004 amounted to $6.3 million in comparison to $3.6 million for 2003 and 2002. Noncontrolling interest consists of minority interest in Atrium and its subsidiaries. The increase is directly attributable to the corresponding increase of net earnings of Atrium and its subsidiaries.

Net loss for 2004 was $5.8 million or $0.13 per basic and diluted share, compared to a net loss of $28.1 million or $0.65 per basic and diluted share for 2003 and $25.8 million or $0.67 per basic and diluted share for 2002. The improvement in 2004 net loss reflects higher net earnings from accretive acquisitions in the two segments operated by Atrium, as well as the realignment of the clinical development program initiated in December 2003, non-recurring milestone payments received in 2004 related to cetrorelix Phase II positive results and revenue from the termination of a licensing agreement with Baxter Healthcare on D-63153.

The weighted average number of shares outstanding used to calculate the basic and diluted net loss per share for 2004 was 45.6 million shares as compared to 43 million shares for 2003. This increase reflects the issuance of common shares following the exercise of stock options.

Total Assets

Total assets, which were $295.8 million as at December 31, 2003, reached $349.2 million as at December 31, 2004. This $53.4 million increase is mainly attributable to the acquisition of Pure in March 2004. Additional information on segment assets is provided in note 20 of the annual consolidated financial statements.

Æterna Zentaris    Financial Statements 2004    7

BIOPHARMACEUTICAL SEGMENT RESULTS

	Years ended December 31,
(in thousands of Canadian dollars)	2004 $	2003 $	2002 $
Revenues
Sales and royalties	25,355	24,403	—
License fees	30,577	21,703	315

	55,932	46,106	315

R&D expense, net of tax credits and grants	29,397	43,727	23,670
Loss from operations	(8,954)	(28,679)	(32,890)

        Revenues for the year ended December 31, 2004, of the Biopharmaceutical segment were $55.9 million, an increase of $9.8 million, compared to $46.1 million for the same period in 2003. Revenues are derived from sales and royalties on Cetrotide® (cetrorelix) and Impavido® (miltefosine), as well as milestone payments, R&D contract fees and amortization of upfront payments received to date. Revenue from R&D contract fees and from the amortization of upfront payments is derived mainly from the ongoing development of cetrorelix and teverelix under existing collaboration agreements with our licensing partners Solvay and Ardana respectively. The revenue increase in 2004 is mainly attributable to a non-recurring $6.5 million milestone payment gained from our partner Solvay for cetrorelix in the second quarter of 2004. The remainder is attributable to a termination payment gained from Baxter Healthcare for D-63153 and to amortization of additional deferred revenues. In 2002, revenues were $0.3 million and were generated by our subsidiary Zentaris, acquired in late December 2002.

        Our segment revenues are expected to slightly decrease in 2005 as we are not expecting to receive any important nonrecurring milestone payment this year. However, additional sales are expected to be generated from the acquisition of Echelon.

        R&D expenses, net of tax credits and grants for the year ended December 31, 2004 were $29.4 million, a decrease of $14.4 million compared to $43.8 million for the same period in 2003, reflecting the realignment of the clinical development program initiated in December 2003, including the focus on the development of perifosine, cetrorelix and earlier stage products. For the year ended December 31, 2002, R&D expenses were $23.7 million. The increase between 2002 and 2003 is due to the acquisition of Zentaris in late December 2002. We expect R&D expenses to increase in 2005 due to the acquisition of Echelon in January 2005, emphasis on clinical development of existing products, as well as on certain product candidates at preclinical stage.

        Loss from operations for 2004 was $9.0 million, a decrease of $19.7 million compared to an operating loss of $28.7 million for 2003. The operating loss was $32.9 million in 2002. The decrease in loss from operations in 2004 is principally due to the increase of revenues and to the realignment of the clinical development program initiated in December 2003. The decrease in loss from operations between 2002 and 2003 was mostly due to the income generated by Zentaris following its acquisition in late December 2002.

ACTIVE INGREDIENTS & SPECIALTY CHEMICALS SEGMENT RESULTS

	Years ended December 31,
(in thousands of Canadian dollars)	2004 $	2003 $	2002 $
Revenues	144,983	111,071	92,745
Earnings from operations	14,045	10,170	Note

        Note: not provided because this information is not available and is not reasonably determinable.

8    Æterna Zentaris    Financial Statements 2004

Revenues of the Active Ingredients and Specialty Chemicals segment were $145.0 million for fiscal 2004, representing an increase of $33.9 million or 30.5% over fiscal 2003 revenues of $111.1 million. Revenues for 2003 increased $18.4 million or 19.8% over fiscal 2002. These increases came primarily from newly-acquired Chimiray, Interchemical, Siricie and ADF Chimie and from growth in our proprietary active ingredients portfolio, offset by a rebalancing of Unipex's product portfolio to focus on higher-margin products.

        Earnings from operations were $14.0 million for fiscal 2004, representing an increase of $3.8 million or 37.3% over 2003 of $10.2 million. Most of this increase came from Chimiray, Interchemical and Siricie. The balance of the increase is attributable to internal growth and the increased focus on higher-margin products.

HEALTH & NUTRITION SEGMENT RESULTS

	Years ended December 31,
(in thousands of Canadian dollars)	2004 $	2003 $	2002 $
Revenues	32,333	9,236	8,144
Earnings from operations	12,079	4,227	Note

        Note: not provided because this information is not available and is not reasonably determinable.

        Revenues of the Health & Nutrition segment were $32.3 million for fiscal 2004, representing an increase of $23.1 million or 251.1% over fiscal 2003 revenues of $9.2 million. This increase came primarily from newly-acquired Pure and from growth in our proprietary product portfolio. Revenues for 2003 were $9.2 million, representing an increase of $1.1 million or 13.6% over fiscal 2002 revenues of $8.1 million. This increase comes from growth in our proprietary product portfolio only.

        Earnings from operations were $12.1 million for fiscal 2004, representing an increase of $7.9 million or 188.1% over fiscal 2003 of $4.2 million. Most of this increase came from the acquisition of Pure. The balance of the increase is attributable to internal growth and the increased focus on higher-margin products.

LIQUIDITY, CASH FLOWS AND CAPITAL RESOURCES

        Our operations and our capital expenditures are mainly financed through cash flows from operating activities, the use of our liquidity, as well as the issuance of debt and common shares.

        Our consolidated cash and short-term position remains at $58 million as of December 31, 2004. This represents a $6.3 million decrease in comparison to our financial position as at December 31, 2003. In our Biopharmaceutical segment alone, we had $43 million of cash and short-term position at the end of 2004.

        In addition, we did not renew in 2004 a €1 million line of credit which has never been used. On the other hand, at the beginning of 2005, we refinanced part of Atrium's long-term debt through a revolving credit facility, renewable annually, for an authorized amount of $75 million. The Company believes that these liquidities, combined with the new credit facility and the cash flows from operations, will be adequate to meet operating cash requirements for the foreseeable future. However, possible additional operating losses and/or possible investment in or acquisition of complementary businesses or products may require additional financing.

        The variation of our liquidity by activities is explained below, on a consolidated basis.

Operating Activities

        Cash flows from our operations were $12.8 million during 2004 in comparison to cash flows used in our operations in 2003 and 2002 in the amount of $14.5 million and $21.9 million respectively. This cash inflow is mainly attributable to non-recurrent upfront and milestone payments of nearly $21 million received from our partners in the Biopharmaceutical segment and increased operating cash flows from Atrium. These cash inflows have been partly offset by timing differences in collection of some accounts receivable. Cash flows generated by our operations in 2005 are expected to be lower than in 2004 since we do not expect to receive significant non-recurrent upfront and milestone payments in 2005.

Æterna Zentaris    Financial Statements 2004    9

Financing Activities

        For the year ended December 31, 2004, cash flows generated by financing activities were $33.8 million, mostly coming from the issuance of long-term debt in the amount of $39.9 million. An amount of $9.3 million was used for the repayment of long-term debts and balance of purchase price. Following the exercise of stock options in Æterna Zentaris and in one of our subsidiaries, we also received $3.2 million. In the corresponding period in 2003, the cash flows from financing activities amounted to $17.9 million and were made up of cash received of $66.3 million from convertible term loans, the issuance of subordinate voting shares through a bought deal closed in July 2003 and a new long-term debt incurred following the acquisition of Chimiray/Interchemical. In counterpart, we disbursed for financing activities an amount of $48.4 million for the repayment of the promissory note, the balance of purchase price and payment of long-term debt. In 2002, cash flows from financing activities amounted to nearly $100 million and are explained by the issuance of subordinate voting shares through a private placement of $57 million concluded in April 2002, and a promissory note of $43 million issued for the acquisition of Zentaris in December 2002.

Investing Activities

        Cash flows used in investing activities (excluding change in short-term investments) were $52.7 million for 2004, mainly for business acquisitions. For 2003, cash flows used in investing activities (excluding change in short-term investments) amounted to $20.7 million. An amount of $18.9 million was used for business acquisitions, while $1.8 million was used for the purchase of capital assets and intangible assets. In 2002, an amount of $45.3 million was used for acquisitions of companies, intangible assets and product lines, as well as for distribution agreements for the Health & Nutrition segment. Furthermore, an amount of $5.1 million represented capital investments mainly to increase the production capacity.

        We have certain contractual obligations and commercial commitments. The following table indicates our cash requirements to respect these obligations:

	Payments due by period
(in thousands of Canadian dollars)	Total $	2005 $	2006-2008 $	2009 $
Long-term debt	51,498	12,133	30,508	8,857
Convertible term loans	28,000	—	28,000	—
Balance of purchase price	2,553	2,553
Operating leases	11,240	2,828	6,652	1,760
Commercial commitments	6,098	5,911	187	—

Total contractual cash obligations	99,389	23,425	65,347	10,617

        In October 2004, we also entered into a $2.9 million (€1.75 million) bank guarantee in favour of one of our future landlords in Germany. Liability under this guarantee will only come into effect upon transfer into new rented premises, which is expected to be in 2005. This guarantee is only applicable upon failure on certain financial criteria and will be in force for an initial rental period of four years.

OUTSTANDING SHARE DATA

        Effective May 26, 2004, the Company created a new class of common shares. Each issued and outstanding subordinate voting shares were converted into common shares at that date. Finally, the Company repealed the subordinate voting shares and multiple voting shares.

        As of March 10, 2005, there were 46,139,814 common shares issued and outstanding and there were 3,395,592 stock options outstanding. In addition, the convertible term loans can be converted into common shares of the Company at a conversion price of $5.05 per common share up to a maximum of 6,955,089 shares.

10    Æterna Zentaris    Financial Statements 2004

Quarterly Summary Financial Information (Unaudited)
(in thousands of Canadian dollars, except per share data)

	Quarter ended December 31, 2004 $	Quarter ended September 30, 2004 $	Quarter ended June 30, 2004 $	Quarter ended March 31, 2004 $
Revenues	53,541	55,418	65,840	58,449
Earnings from operations	864	5,545	9,177	1,584
Net earnings (loss) (note 1)	(2,543)	(1,996)	1,330	(2,550)
Basic and diluted net earnings (loss) per share	(0.06)	(0.04)	0.03	(0.06)

	Quarter ended December 31, 2003 $	Quarter ended September 30, 2003 $	Quarter ended June 30, 2003 $	Quarter ended March 31, 2003 $
Revenues	48,896	37,829	38,875	40,813
Earnings from operations	(6,434)	(5,400)	(1,128)	(1,321)
Net loss (note 1)	(9,254)	(9,335)	(4,668)	(4,890)
Basic and diluted net loss per share	(0.20)	(0.20)	(0.11)	(0.12)

        Note 1: Quarterly information from Q1 2003 to Q4 2003 has been restated for the effect of implementing the accounting policy for expensing stock-based compensation for all awards granted after January 1, 2003. We recorded total stock-based compensation expense for the twelve-month period ended December 31, 2003 in the amount of $0.5 million.

FOURTH QUARTER RESULTS

        Consolidated revenues for the fourth quarter 2004 were $53.5 million, an increase of 9.4% compared with total revenues of $48.9 million for the same period in 2003. This increase is primarily due to the Atrium's acquisition of Pure in March 2004, combined with the Company's internal growth. Consolidated R&D expenses net of tax credits and grants amounted to $7.1 million in the fourth quarter of 2004 compared with $12.3 million in the fourth quarter of 2003, reflecting the realignment of the clinical development program initiated in December 2003.

        Consolidated earnings from operations for the fourth quarter 2004 were $0.9 million, compared with a loss from operations of $6.4 million for the fourth quarter 2003. The Company's consolidated net loss was $2.5 million for the fourth quarter of 2004, or $0.06 per share, compared with a net loss of $9.3 million, or $0.20 per share, for the comparable period in 2003.

Æterna Zentaris    Financial Statements 2004    11

OUTLOOK FOR 2005

BIOPHARMACEUTICAL SEGMENT

        We expect Cetrotide® (cetrorelix), and Impavido® (miltefosine), to continue to generate significant revenues in 2005.

        We expect to continue to benefit from the support of existing partners for our R&D activities and to increase R&D spending in order to accelerate the development of perifosine and bring certain products into clinical development.

        As part of our growth strategy, we intend to pursue additional partnerships, as well as acquisitions of additional technologies and/or businesses.

ACTIVE INGREDIENTS & SPECIALTY CHEMICALS, AS WELL AS HEALTH & NUTRITION SEGMENTS

        Integration of acquired companies, continuation of internal growth and the pursuit of the acquisition strategy will be the main focus of these segments in 2005.

FINANCIAL AND OTHER INSTRUMENTS

Foreign Currency Risk

        Since the Company operates on an international scale, it is exposed to currency risks as a result of potential exchange rate fluctuations. For the year ended December 31, 2004, there were no significant operation using forward exchange contracts and no significant forward exchange contract is outstanding as of today.

Credit Risk

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are maintained with high-credit quality financial institutions. Short-term investments consist primarily of bonds issued by high-credit quality corporations and institutions. Consequently, management considers the risk of non-performance related to cash and cash equivalents and short-term investments to be minimal.

        Generally, the Company does not require collateral or other security from customers for trade accounts receivable; however, credit is extended following an evaluation of creditworthiness. In addition, the Company performs on-going credit reviews of all its customers and establishes an allowance for doubtful accounts when accounts are determined to be uncollectible.

Interest Rate Risk

        We are exposed to market risk relating to changes in interest rates relating to our short term investments and variable rate debts. As at December 31, 2004, we have $34 million in long-term debts which, in effect, bear interest at floating rates.

RELATED PARTY TRANSACTIONS AND OFF BALANCE SHEET ARRANGEMENTS

        There were no related party transactions and no off balance sheet arrangements.

RISK FACTORS

Risks associated with operations:

  •
  Most of our biopharmaceutical products are currently at an early development stage. It is impossible to ensure that the R&D on these products will result in the creation of profitable operations;

  •
  We are currently developing our products based on R&D activities conducted to date, and we may not be successful in developing or introducing to the market these or any other new products or technology. If we fail to develop and deploy new products on a successful and timely basis, we may become non-competitive and unable to recoup the R&D and other expenses we incur to develop and test new products;

  •
  In addition, our business in the Active Ingredients & Specialty Chemicals segment, as well as in the Health & Nutrition segment is subject to changing consumer trends and preferences, especially with respect to health and personal care products. The success of our new product offerings and enhancements depends upon a number of factors, including our ability to: (i) accurately anticipate customer needs; (ii) develop new products or product enhancements that meet these needs; (iii) acquire or in-license new products, which historically has been an important factor in the development of our product portfolio; (iv) successfully market new products or product enhancements in a timely manner; (v) price our products competitively; (vi) manufacture and deliver our products in sufficient volumes and in a timely manner; and (vii) differentiate our product offerings from those of our competitors;

12    Æterna Zentaris    Financial Statements 2004

  •
  If we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could be rendered obsolete, which could have an adverse effect on our operating results;

  •
  Even if successfully developed, our biopharmaceutical products may not gain market acceptance among physicians, patients, healthcare payers and the medical community which may not accept or utilize our products. If they do not achieve significant market acceptance, our business and financial conditions will be materially adversely affected;

    In addition, we may fail to further penetrate our core markets and existing geographic markets or successfully expand our business into new markets, the growth in sales of our products, along with our operating results, could be negatively impacted. Our ability to further penetrate our core markets and existing geographic markets in which we compete or to successfully expand our business into additional countries in Europe, Asia or elsewhere, to the extent we believe that we have identified attractive geographic expansion opportunities in the future, is subject to numerous factors, many of which are beyond our control. We cannot assure that our efforts to increase market penetration in our core markets and existing geographic markets will be successful. Our failure to do so could have an adverse effect on our operating results;

  •
  We rely heavily on our proprietary information in developing and manufacturing our product candidates. Despite efforts to protect our proprietary rights from unauthorized use or disclosure, third parties may attempt to disclose, obtain or use our proprietary information or technologies;

  •
  We have to forge and maintain strategic alliances to develop and market products in our current pipeline. If we are unable to reach agreements with such collaborative partners, or if any such agreements are terminated or substantially modified, we may be unable to obtain sufficient licensing revenue for our products, which might have a material adverse effect on their development and on us;

  •
  In carrying out our operations, we are dependent on a stable and consistent supply of ingredients and raw materials. For strategic reasons, certain of our key raw materials are sourced from single suppliers. We source raw materials from our suppliers on an ongoing basis at negotiated prices. There can be no assurance that we will be able, in the future, to continue to purchase products from our current suppliers or any other supplier on terms similar to current terms or at all. An interruption in the availability of certain raw materials or ingredients, or significant increases in the prices paid by us for them, could have a material adverse effect on our business, financial condition, liquidity and operating results;

  •
  The anticipated current good manufacturing practices ("cGMPs") in the United States for dietary supplements may cause certain manufacturers and sources of ingredients upon which we rely to disappear or become less available. The cGMPs may affect the availability of ingredients and the speed with which ingredients may be produced in response to demand, thus raising the cost of our Health & Nutrition finished products.

Cash flows and financial resources

        We believe that we would be able to obtain long-term capital, if necessary, to support our corporate objectives, including the clinical development program of our products. Our planned cash requirements may vary materially in response to a number of factors, including: R&D on our products; clinical trial results; increases in our manufacturing capabilities; changes in any aspect of the regulatory process; and delays in obtaining regulatory approvals. Depending on the overall structure of current and future strategic alliances, we may have additional capital requirements related to the further development of existing or future products.

        The development of our subsidiary, Atrium, may also require, in addition to the cash generated by its operations, other sources of financing. However, it is impossible to guarantee the availability of additional financial resources or that it will be available under acceptable conditions.

        We have not entered into any significant forward currency contracts or other financial derivatives to hedge foreign exchange risk and, therefore, we are subject to foreign currency transaction and translation gains and losses. Foreign exchange risk is managed primarily by satisfying foreign denominated expenditures with cash flows or assets denominated in the same currency. However, with newly acquired companies operating in foreign countries, we are more exposed to foreign currency risk. We are presently analysing the possibility of using financial derivatives to mitigate this risk, especially for transactions in US currency.

Æterna Zentaris    Financial Statements 2004    13

Key personnel

        Our success is also dependent upon our ability to attract and retain a highly qualified work force, and to establish and maintain close relations with research centres. The competition in that regard is very severe. Our success is dependent to a great degree on our senior officers, scientific personnel and consultants. The failure to recruit qualified staff and the loss of key employees could compromise the pace and success of product development.

Acquisition program

        We intend to continue to acquire new technologies and/or businesses. There is no assurance that the Company will make certain acquisitions or that it will succeed in integrating the newly-acquired technologies or businesses into its operations. The failure to successfully integrate the personnel and operations of businesses which we may acquire in the future with ours could have a material adverse effect on our operations and results.

Volatility of share prices

        Share prices are subject to changes because of numerous different factors related to its activity including reports of new information, changes in the Company's financial situation, the sale of shares in the market, the Company's failure to obtain results in line with the expectations of analysts, an announcement by the Company or any of its competitors concerning technological innovation, etc. During the past few years, shares of Æterna Zentaris, other biopharmaceutical companies and the investment market in general have been subjected to extreme fluctuations that were unrelated to the operational results of the companies affected. There is no guarantee that the market price of the Company's shares will be protected from any such fluctuations in the future.

Continuous disclosure

        The Company is a reporting issuer under the securities legislation of all of the provinces of Canada and is registered in the United States and it is, therefore, required to file continuous disclosure documents such as interim and annual financial statements, a proxy circular, an annual information form, material change reports and press releases with such securities regulatory authorities. Copies of these documents may be obtained free of charge on request from the office of the Secretary of the Company or through the Internet at the following addresses: www.aeternazentaris.com, http://sedar.com and http://www.sec.gov/edgar.shtml.

Safe harbour statement

        Except for historical data, this report contains statements that, by their very nature, are projections involving time periods, risks and other factors, known or unknown, which are beyond the Company's control.

        Each of these factors may produce results or performances that differ significantly from expectations. For example, the results of current clinical trials cannot be foreseen, nor can changes in policy or actions taken by such regulatory authorities as the U.S. Food and Drug Administration and the Therapeutic Products Directorate of Health Canada, or any other organization responsible for enforcing regulations in the pharmaceutical industry.

On behalf of management,

Dennis Turpin, CA
Vice President and Chief Financial Officer
March 10, 2005

14    Æterna Zentaris    Financial Statements 2004

Management Report

        The following consolidated financial statements of Æterna Zentaris Inc. and all other financial information contained in this annual report are the responsibility of management.

        Management has prepared the consolidated financial statements in accordance with Canadian generally accepted accounting principles. When it was possible to use different accounting methods, management chose those that it felt were the most appropriate in the circumstances. The financial statements include amounts based on the use of estimates and best judgment. Management has determined these amounts in a reasonable way in order to ensure that the financial statements are presented accurately in all important regards. Management has also prepared the financial information presented elsewhere in the annual report, and has ensured that it is in accordance with the financial statements.

        Management maintains systems of internal accounting and administrative controls. The systems are used to provide a reasonable degree of certainty that the financial information is relevant, reliable and accurate, and that the Company's assets are correctly accounted for and effectively protected.

        The Board of Directors is responsible for ensuring that management assumes its responsibilities with regard to the presentation of financial information, and has ultimate responsibility for examining and approving the financial statements. The Board assumes this responsibility principally through its Audit Committee which is comprised of outside and non-management directors. The Audit Committee met with management as well as with external auditors to discuss the internal monitoring system for presenting financial information, to address issues related to the audit and the presentation of financial information, to ensure that all parties carry out their duties correctly, and to examine the financial statements and the report of the external auditors.

        The consolidated financial statements have been audited on behalf of shareholders by external auditors PricewaterhouseCoopers LLP for each of the years ended December 31, 2004, 2003 and 2002, in accordance with Canadian generally accepted accounting principles. The external auditors were given full and unrestricted access to the Audit Committee to discuss matters related to their audit and the reporting of information.

        The Board of Directors has approved the Company's consolidated financial statements on the recommendation of the Audit Committee.

Gilles Gagnon, MSc, MBA President and Chief Executive Officer	Dennis Turpin, CA Vice President and Chief Financial Officer
Quebec, Quebec Canada
February 25, 2005

Æterna Zentaris    Financial Statements 2004    15

Report of Independent Auditors

TO THE SHAREHOLDERS OF
ÆTERNA ZENTARIS INC.

        We have audited the consolidated balance sheets of Æterna Zentaris Inc. as at December 31, 2004 and 2003 and the consolidated statements of operations, deficit, other capital and cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Quebec, Quebec, Canada
February 25, 2005, except as to note 25c) dated March 10, 2005

16    Æterna Zentaris    Financial Statements 2004

Consolidated Balance Sheets
(expressed in thousands of Canadian dollars)

	As at December 31,
	2004 $	2003 $
ASSETS
Current assets
Cash and cash equivalents	28,533	22,414
Short-term investments (note 22)	29,557	41,953
Accounts receivable (note 5)
Trade	51,973	42,569
Other (note 6)	6,315	5,622
Inventory (notes 5 and 7)	21,382	16,169
Prepaid expenses	3,068	3,314
Future income tax assets (note 19)	3,906	2,604

	144,734	134,645
Property, plant and equipment (notes 9 and 18)	19,899	19,599
Deferred charges and other long-term assets (note 8)	6,785	1,322
Intangible assets (notes 10 and 18)	75,490	65,513
Goodwill (note 11)	86,137	61,184
Future income tax assets (note 19)	16,183	13,516

	349,228	295,779

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities (note 12)	50,241	53,062
Income taxes	7,338	3,490
Balances of purchase price (note 4)	2,553	1,113
Current portion of long-term debt	12,133	3,777

	72,265	61,442
Deferred revenues	25,557	10,563
Convertible term loans (note 13)	24,890	19,920
Long-term debt (note 14)	39,365	15,132
Employee future benefits (note 15)	7,502	6,658
Future income tax liabilities (note 19)	24,590	25,991
Non-controlling interest	34,767	29,952

	228,936	169,658

SHAREHOLDERS' EQUITY
Share capital (note 16)	189,274	187,601
Other capital	8,741	7,486
Deficit	(78,770)	(73,011)
Cumulative translation adjustment	1,047	4,045

	120,292	126,121

	349,228	295,779

Subsequent events (note 25)

The accompanying notes are an integral part of these consolidated financial statements.

Approved by the Board of Directors

Éric Dupont, PhD Director	Gérard Limoges, FCA Director

Æterna Zentaris    Financial Statements 2004    17

Consolidated Statements of Deficit
(expressed in thousands of Canadian dollars)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Balance — Beginning of year	73,011	44,864	19,082
Net loss for the year	5,759	28,147	25,782

Balance — End of year	78,770	73,011	44,864

Consolidated Statements of Other Capital
(expressed in thousands of Canadian dollars)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Balance — Beginning of year	7,486	854	—
Conversion option related to convertible term loans (note 13)	—	6,187	—
Stock-based compensation costs (note 16e)	1,395	445	107
Exercise of stock options (note 16c)	(140)	—	—
Issuance of warrants	—	—	747

Balance — End of year	8,741	7,486	854

The accompanying notes are an integral part of these consolidated financial statements.

18    Æterna Zentaris    Financial Statements 2004

Consolidated Statements of Operations
(expressed in thousands of Canadian dollars, except share and per share data)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Revenues	233,248	166,413	101,204

Operating expenses
Cost of sales	134,535	98,048	77,443
Selling, general and administrative	42,198	29,103	17,777
Research and development costs	31,713	45,347	26,062
Research and development tax credits and grants (note 18)	(1,346)	(1,223)	(1,933)
Depreciation and amortization
Property, plant and equipment	3,190	3,745	1,992
Intangible assets	5,788	5,676	429

	216,078	180,696	121,770

Earnings (loss) from operations	17,170	(14,283)	(20,566)

Other revenues (expenses)
Interest income	1,359	2,146	3,079
Interest expense
Long-term debt and convertible term loans	(8,070)	(4,113)	(485)
Other	(98)	(722)	(23)
Foreign exchange loss	(920)	(1,574)	(195)

	(7,729)	(4,263)	2,376

Earnings (loss) before income taxes	9,441	(18,546)	(18,190)
Income tax expense (note 19)	(8,285)	(5,932)	(4,425)

Earnings (loss) before the following items	1,156	(24,478)	(22,615)
Gain (loss) on dilution of investments (note 4c, h and l)	(631)	(64)	424
Non-controlling interest	(6,284)	(3,605)	(3,591)

Net loss for the year	(5,759)	(28,147)	(25,782)

Basic and diluted net loss per share (note 2)	(0.13)	(0.65)	(0.67)

Weighted average number of shares outstanding (note 21)	45,569,176	42,993,432	38,584,537

The accompanying notes are an integral part of these consolidated financial statements.

Æterna Zentaris    Financial Statements 2004    19

Consolidated Statements of Cash Flows
(expressed in thousands of Canadian dollars)

	Years Ended December 31,
	2004 $	2003 $	2002 $
Cash flows from operating activities
Net loss for the year	(5,759)	(28,147)	(25,782)
Items not affecting cash and cash equivalents
Depreciation and amortization	8,978	9,421	2,421
Stock-based compensation costs	1,556	477	53
Future income taxes	(5,414)	1,866	1,860
Loss (gain) on dilution of investments	631	64	(424)
Non-controlling interest	6,284	3,605	3,591
Employee future benefits	915	528	18
Deferred charges	(2,730)	141	—
Deferred revenues	17,426	(1,177)	—
Accretion on convertible term loans	1,970	1,245	—
Change in non-cash operating working capital items (note 17)	(11,054)	(2,516)	(3,634)

	12,803	(14,493)	(21,897)

Cash flows from financing activities
Issuance (repayment) of promissory note	—	(43,000)	43,000
Net proceeds from the issuance of convertible term loans	—	24,415	—
Payments on balance of purchase price (note 4)	(1,537)	(2,358)	—
Increase in long-term debt	39,883	7,904	—
Repayment of long-term debt	(7,806)	(3,109)	(2,608)
Issuance of warrants	—	—	747
Issuance of shares	1,695	36,580	57,442
Share issue expenses	(161)	(2,557)	(1,324)
Issuance of shares by a subsidiary	1,755	41	2,000

	33,829	17,916	99,257

Cash flows from investing activities
Purchase of short-term investments	(24,800)	(49,464)	(56,658)
Proceeds from the sale of short-term investments	37,133	76,552	29,751
Purchase of long-term investment	(825)	—	—
Business acquisitions, net of cash and cash equivalents acquired (note 4)	(49,566)	(18,839)	(43,474)
Acquisition of a product line	(8)	(40)	(435)
Purchase of property, plant and equipment	(2,124)	(1,194)	(5,146)
Additions to intangible assets	(164)	(628)	(1,423)

	(40,354)	6,387	(77,385)

Net change in cash and cash equivalents	6,278	9,810	(25)
Effect of exchange rate changes on cash and cash equivalents	(159)	110	526
Cash and cash equivalents — Beginning of year	22,414	12,494	11,993

Cash and cash equivalents — End of year	28,533	22,414	12,494

Additional information
Interest paid	2,424	431	466
Income taxes paid	9,457	4,242	1,776

The accompanying notes are an integral part of these consolidated financial statements.

20    Æterna Zentaris    Financial Statements 2004

Notes to Consolidated Financial Statements
December 31, 2004, 2003 and 2002
 (tabular amounts in thousands of Canadian dollars, except share/option and per share/option data and as otherwise noted)

1.     INCORPORATION, NATURE OF ACTIVITIES AND CHANGE OF CORPORATE NAME

  Æterna Zentaris Inc. ("Æterna Zentaris" or the "Company"), incorporated under the Canada Business Corporations Act, is organized into three operating segments. The biopharmaceutical segment focuses on the development of novel therapeutic approaches with an extensive product portfolio, including two already marketed and several other products in early and late-stage development in oncology, endocrinology and infectious diseases. Cetrorelix is sold in the United States and Europe to the in vitro fertilization market, and has completed Phase II program for endometriosis and benign prostatic hyperplasia. Miltefosine is sold for black fever and has successfully completed a Phase III trial in parasitic skin disease.

  The Active Ingredients & Specialty Chemicals segment offers value-added products that include high-value proprietary active ingredients developed, acquired or in-licensed and the Health & Nutrition segment which develops, manufactures and markets proprietary health and nutrition finished products. These two segments are operated by Atrium Biotechnologies Inc. and its subsidiaries.

  On May 26, 2004, the Company changed its corporate name from Æterna Laboratories Inc. to Æterna Zentaris Inc.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation

  These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These financial statements differ in certain respects for those prepared in accordance with United States generally accepted principles (US GAAP) and are not intended to provide certain disclosures which would be found in US GAAP financial statements. These measurement differences are described in note 24 "Summary of differences between generally accepted accounting principles in Canada and in the United States". The significant accounting policies, which have been consistently applied, are summarized as follows:

  Basis of consolidation

  The Company's consolidated financial statements include the accounts of the Company and all of its subsidiaries, accounted for using the full consolidation method. Intercompany transactions and related balances have been eliminated. In 2004, Interchemical S.A.S. and Unipex S.A.S. amalgamated under the corporate name of Unipex S.A.S. As at December 31, 2004, the subsidiaries and the Company's percentage of interest are as follows:

	Percentage of interest
Subsidiaries	2004%	2003%
Zentaris GmbH ("Zentaris")	100.00	100.00
Atrium Biotechnologies Inc. ("Atrium")	61.12	61.76
Atrium Biotech USA Inc.	100.00	100.00
Pure Encapsulations, Inc.	100.00	—
Siricie S.A.	100.00	100.00
Unipex Finance S.A.S.	83.78	80.65
Chimiray S.A.S.	100.00	100.00
Unipex S.A.S.	100.00	100.00

  Accounting estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the years. Significant estimates include the allowance for doubtful accounts, provisions for obsolete inventory, future income tax assets, the useful lives of property, plant and equipment, the valuation of intangible assets and goodwill, the fair value of options granted and employee future benefits and certain accrued liabilities. Actual results could differ from those estimates.

Æterna Zentaris    Financial Statements 2004    21

  Foreign currency translation

  Foreign subsidiaries

  Zentaris, a German subsidiary of Æterna Zentaris and Atrium Biotech USA Inc., a subsidiary of Atrium, are considered to be integrated foreign operations. As a result, the foreign subsidiaries' accounts are translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities are translated at the exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate for the year. Gains and losses resulting from translation are reflected in the statement of operations.

  Unipex Finance S.A.S. ("Unipex") and its subsidiaries as well as Siricie S.A., which are all French subsidiaries of Atrium, and Pure Encapsulations, Inc., a subsidiary of Atrium based in the United States, are considered to be self-sustaining foreign operations. As a result, the foreign subsidiaries' financial statements, whose measurement currency is other than the Canadian dollar, are translated into Canadian dollars using the current rate method. Under this method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date and revenues and expenses are translated at the average rate for the year. Gains and losses resulting from translation are deferred in the "Cumulative translation adjustment" account under "Shareholders' Equity".

  Foreign currency transactions

  Transactions denominated in foreign currencies are translated into the relevant measurement currency as follows:

    Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date and revenues and expenses are translated at the monthly average exchange rate. Non-monetary assets and liabilities are translated at historical rates. Gains and losses arising from such translation are reflected in the statements of operations.

  Cash and cash equivalents

  Cash and cash equivalents consist of cash on hand and balances with banks, exclusive of bank advances, as well as all highly liquid short-term investments. The Company considers all highly liquid short-term investments having a term of less than three months at the acquisition date to be cash equivalents.

  Short-term investments

  Short-term investments, which are valued at the lower of amortized cost and market value, consist mainly of bonds which do not meet the Company's definition of cash and cash equivalents.

  Inventory

  Inventory is valued at the lower of cost and market value. Cost is determined using the first in, first out basis. Cost of finished goods and work in progress includes raw materials, labour and manufacturing overhead under the absorption costing method. Market value is defined as replacement cost for raw materials and as net realizable value for finished goods and work in progress.

  Property, plant and equipment and depreciation

  Property, plant and equipment are recorded at cost, net of related government grants and accumulated depreciation. Depreciation is calculated using the following methods and annual rates:

	Methods	Annual rates %
Building	Straight-line	5
Equipment	Declining balance and straight-line	20
Office furniture	Declining balance and straight-line	10 and 20
Computer equipment	Straight-line	25 and 33 1/3
Automotive equipment	Straight-line	20

  The carrying value of property, plant and equipment is evaluated whenever significant events occur which may indicate a permanent impairment in value, based upon a comparison of the carrying value to the fair value.

  Deferred charges

  Deferred charges relate to deferred upfront payments made by a subsidiary in connection with research and development collaborations and to financing charges. These deferred charges are included in the statement of operations over the progress of the research and development work related to the contracts and over the term of the convertible term loans, respectively.

22    Æterna Zentaris    Financial Statements 2004

  Intangible assets

  Intangible assets with finite useful lives consist of patents, trademarks, licenses, distribution agreements, customer relationships, organization costs, software and Web sites development expenses. Patents and trademarks represent costs, including professional fees, incurred for the filing of patents and the registration of trademarks for product marketing and manufacturing purposes, net of related government grants and accumulated amortization. Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives of eight to fifteen years for patents, ten years for trademarks, licenses, distribution agreements and customer relationships, five years for organization costs and three years for software and Web sites development expenses.

  The Company's indefinite-lived intangible assets consist of trademarks resulting from a business acquisition and are not amortized.

  Goodwill

  Goodwill represents the excess of the purchase price over the fair values of the net assets of entities acquired at the respective dates of acquisition. Goodwill is not amortized and is subject to an annual impairment test, or more frequently if events or changes in circumstances indicate that it might be impaired. Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit, based upon discounted cash flows, exceeds the net carrying amount of that reporting unit as of the assessment date. If the fair value is greater than the carrying amount, no impairment is necessary. In the event that the carrying amount exceeds the sum of the discounted cash flows, a second test must be performed whereby the fair value of the segment's goodwill must be estimated to determine if it is less than its carrying amount. Fair value of goodwill is estimated in the same way as goodwill is determined at the date of the acquisition in a business combination, that is, the excess of the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

  Impairment of long-lived assets

  Property, plant and equipment and intangible assets with finite lives are reviewed for impairment when events or circumstances indicate that costs may not be recoverable. Impairment exists when the carrying value of the asset is greater than the undiscounted future cash flows expected to be provided by the asset. The amount of impairment loss, if any, is the excess of its carrying value over its fair value. Finite-lived assets are written down for any impairment in value of the unamortized portion. As at December 31, 2004, there were no events or circumstances indicating that the carrying value may not be recoverable.

  Intangible assets with indefinite lives are tested for impairment annually or more frequently if events or circumstances indicate that the asset might be impaired. Impairment exists when the carrying amount of the intangible asset exceeds its fair value.

  Employee future benefits

  Some of the Company's subsidiaries maintain defined benefit plans and two postemployment benefit plans for their employees. These subsidiaries accrue their obligations under employee benefit plans and the related costs. In this regard, the following policies have been adopted:

  •
  The cost of pension and other retirement benefits earned by employees is actuarially determined using the projected unit credit method and benefit method prorated on length of service and management's best estimate of salary escalation, retirement ages of employees and employee turnover.

  •
  The net actuarial gain (loss) of the benefit obligation is reported in the statement of operations as it arises.

  Deferred revenues

  Deferred revenues relate to upfront payments received by a subsidiary in connection with research cooperation agreements. These revenues are included in the statement of operations based on the progress of the research and development work related to the contracts.

  Revenue recognition

  The biopharmaceutical segment is currently in a phase in which potential products are being further developed or marketed jointly with strategic partners. The existing licensing agreements usually foresee one-time payments (upfront payments), payments for research and development services in the form of cost reimbursements, milestone payments and royalty receipts for licensing and marketing product candidates. Revenues associated with those multiple-element arrangements are allocated to the various elements based on their relative fair value.

Æterna Zentaris    Financial Statements 2004    23

  License fees representing non-refundable payments received upon the execution of licensing agreements are recognized as revenue upon execution of the licensing agreements when the Company has no significant future performance obligations and collectibility of the fees is assured. Upfront payments received at the beginning of licensing agreements are not recorded as revenue when received but are amortized based on the progress to the related research and development work. Milestone payments, which are generally based on developmental or regulatory events, are recognized as revenue when the milestones are achieved, collectibility is assured, and when there are no significant future performance obligations in connection with the milestones. In those instances where the Company has collected upfront or milestone payments but has ongoing future obligations related to the development of the drug product, revenue recognition is deferred and amortized over the period of its future obligations.

  Royalty revenue is recorded when the amount of the royalty fee is determinable and collection is reasonably assured.

  Revenues from sales of products are recognized, net of estimated sales allowances and rebates, when title passes to customers, which is at the time goods are shipped, when there are no future performance obligations, when the purchase price is fixed and determinable, and collection is reasonably assured.

  Stock-Based Compensation Plans

  On January 1, 2002, the Company adopted the recommendations of Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3870 Stock-Based Compensation and Other Stock-Based Payments. This Section establishes standards for the recognition, measurement and disclosure of stock-based compensation made in exchange for goods and services and requires the use of the fair value method to account for awards to non-employees and direct awards of stock to employees and encourages, but does not require, the use of the fair value method to account for stock-based compensation costs arising from awards to employees. On October 15, 2003, this section was amended to require expensing of all stock-based compensation awards in the financial statements for fiscal years beginning on or after January 1, 2004 with early adoption encouraged. In accordance with the transitional provisions of this section, the Company has decided to adopt the revisions in 2003 and used the prospective method as a transitional method, as permitted under those amendments. According to this method, all stock-based compensation granted since January 1, 2003 have been recorded in the corresponding period without restatement of prior years. However, the Company is still required to provide pro-forma disclosures relating to net loss and net loss per share as if stock-based compensation costs had been recognized in the financial statements using the fair value method for options granted in 2002. These disclosures have been presented in note 16.

  Income taxes

  The Company follows the liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are determined according to differences between the carrying amounts and tax bases of the assets and liabilities. Changes in the net future income tax assets or liabilities are included in the statement of operations. Future income tax assets and liabilities are measured using substantively enacted and enacted tax rates expected to apply in the years in which the differences are expected to reverse.

  The Company establishes a valuation allowance against future income tax assets if, based on available information, it is not more likely than not that some or all of the future income tax assets will be realized.

  Research and development costs

  Research costs are expensed as incurred. Development costs are expensed as incurred except for those which meet generally accepted criteria for deferral, which are capitalized and amortized against operations over the estimated period of benefit. As at December 31, 2004, no costs have been deferred.

  Research and development tax credits and grants

  The Company is entitled to scientific research and experimental development ("SR&ED") tax credits granted by the Canadian federal government ("Federal") and the government of the Province of Québec ("Provincial"). Federal SR&ED tax credits are earned on qualified Canadian SR&ED expenditures at a rate of 20% and can only be used to offset Federal income taxes otherwise payable. Refundable provincial SR&ED tax credits are generally earned on qualified SR&ED salaries, subcontracting and university contract expenses incurred in the Province of Québec, at a rate of 17.5% for 2004 and 2003 (20% in 2002).

  SR&ED tax credits and grants are accounted for using the cost reduction method. Accordingly, tax credits and grants are recorded as a reduction of the related expenses or capital expenditures in the period the expenses are incurred. The refundable portion of SR&ED tax credits is recorded in the year in which the related expenses or capital expenditures are incurred and the non-refundable portion of SR&ED tax credits and grants is recorded at such time, provided the Company has reasonable assurance the credits or grants will be realized.

24    Æterna Zentaris    Financial Statements 2004

  Loss per share

  The basic net loss per share is calculated using the weighted average number of common shares outstanding during the year. The diluted net loss per share is calculated based on the weighted average number of common shares outstanding during the year, plus the effects of dilutive common share equivalents such as options and convertible term loans. This method requires that the diluted net loss per share be calculated using the treasury stock method, as if all common share equivalents had been exercised at the beginning of the reporting period, or period of issuance, as the case may be, and that the funds obtained thereby were used to purchase common shares of the Company at the average trading price of the common shares during the period.

3.     CHANGES IN ACCOUNTING POLICIES

        a)    Standards applicable for fiscal year 2004

  Revenue recognition

  In December 2003, the Emerging Issues Committee ("EIC") of the CICA issued some abstracts on revenue recognition: EIC-141, "Revenue Recognition" and EIC-142, "Revenue Arrangements with Multiple Deliverables". In general, the objective of these abstracts is to provide guidelines for the application of Section 3400 of the CICA Handbook, "Revenue". The new guidelines on revenue recognition are based on corresponding guidelines previously issued in the United States.

  In 2003, in the United States, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition in Financial Statements", which updates SAB 101 issued in 1999. The purpose of EIC-141 is to summarize the principles set out in SAB 104 because, in the Committee's view, they are appropriate as interpretive guidance on the application of CICA 3400.

  EIC-142 is based on Issue No. 00-21 titled "Revenue Arrangements with Multiple Deliverables" issued in May 2003 by the Emerging Issues Task Force of the Financial Accounting Standards Board in the United States. EIC-142 addresses how to determine whether an arrangement involving multiple deliverables ("AMD") contains more than one unit of accounting and, if so, how arrangement consideration should be allocated to the separate units of accounting in the arrangement. EIC-142 applies to all deliverables (that is, products, services, or rights to use assets) within AMDs (whether written, oral, or implied).

  The guidelines set out in EIC-142 and 141 may be applied prospectively and should be applied to sales transactions recognized and AMDs entered into in the first interim period or annual fiscal period beginning after December 17, 2003. The adoption of these guidelines had no impact on the consolidated financial statements of the Company as SAB 101 and Issue No 00-21 were already followed.

  Generally Accepted Accounting Principles

  In July 2003, the CICA issued new Handbook Section 1100 "Generally Accepted Accounting Principles" ("GAAP"), which is effective for fiscal years beginning on or after October 1, 2003. This new section defines GAAP, establishes the relative authority of various types of CICA Accounting Standards Board pronouncements, says what to do when the Handbook does not cover a particular situation and clarifies the role of "industry practice" in setting GAAP. The adoption of this new standard by the Company on January 1, 2004 had no significant impact on the Company's financial statements.

  General Standards of Financial Statement Presentation

  In July 2003, the CICA issued new Handbook Section 1400 "General Standards of Financial Statement Presentation" which is effective for fiscal years beginning on or after October 1, 2003. This new section confirms that the financial statements of an entity must present fairly in accordance with Canadian generally accepted accounting principles its financial position, results of operations and cash flows. The adoption of this new standard by the Company on January 1, 2004 had no significant impact on the Company's financial statements.

  Hedging Relationships

  The CICA has issued Accounting Guideline 13 "Hedging Relationships", which establishes certain conditions regarding when hedge accounting may be applied and which is effective for fiscal years beginning on or after January 1, 2004. AcG 13 addresses the identification, designation, documentation, and effectiveness of hedging transactions for the purposes of applying hedge accounting. It also establishes conditions for applying or discontinuing hedge accounting. Under this new guideline, the Company will also be required to document its hedging transactions and explicitly demonstrate that the hedges are sufficiently effective in order to continue hedge accounting for positions hedged with derivatives. Any derivative instrument that does not qualify for hedge accounting will be reported on a mark-to-market basis in earnings. The adoption of this guideline on January 1, 2004 had no significant impact on the Company's financial statements since there are no significant hedging transactions as of this date.

Æterna Zentaris    Financial Statements 2004    25

        b)    New standards not yet adopted

  Financial instruments, Hedges, Comprehensive Income and Equity

  In January 2005, the CICA issued four new accounting standards in relation with financial instruments: section 3855 "Financial Instruments — Recognition and measurement", section 3865 "Hedges", section 1530 "Comprehensive Income" and section 3251 "Equity".

  Section 3855 expands on section 3860 "Financial Instruments — Disclosure and Presentation", by prescribing when a financial instrument is to be recognized on the balance sheet and at what amount. It also specifies how financial instrument gains and losses are to be presented.

  Section 3865 provides alternative treatments to section 3855 for entities which choose to designate qualifying transactions as hedges for accounting purpose. It replaces and expands on Accounting Guideline AcG-13 "Hedging Relationship", and the hedging guidance in section 1650 "Foreign Currency Translation" by specifying how hedge accounting is applied and what disclosure are necessary when it is applied.

  Section 1530 "Comprehensive Income" introduces a new requirement to temporarily present certain gains and losses outside net income.

  Consequently, Section 3250 "Surplus" has been revised as Section 3251 "Equity". Sections 3855, 3865 and 1530 apply to fiscal year beginning on or after October 1, 2006.

  The impact of these standards cannot be reasonably determined at this time.

4.     BUSINESS ACQUISITIONS

  Acquisitions in 2004

        a)    Pure Encapsulations, Inc.

  On March 1, 2004, a Company's subsidiary, Atrium, completed the acquisition of all operating assets of Pure Encapsulations, Inc.'s business for a total consideration of $50,922,438 (US$37,981,978) of which an amount of $46,202,908 including all acquisition-related costs, was paid cash, net of cash and cash equivalents acquired of $1,442,753, and $3,276,777 (US$2,444,079) as a balance of purchase price, non-interest bearing and payable at the latest in August 2005. This company, based in the United States, focuses mainly on the development, manufacturing and marketing of high-end health and nutrition finished products sold through healthcare practitioners.

  The acquisition has been accounted for using the purchase method and the results of operations have been included in the statement of operations from the date of acquisition. The purchase price allocation was finalized upon receipt of a independent valuation report.

26    Æterna Zentaris    Financial Statements 2004

The allocated values of the net assets acquired are as follows:

$
Assets
Current assets	6,355
Property, plant and equipment	1,506
Intangible assets
Trademarks	16,088
Customer relationships	1,073
Other	126

Liabilities	25,148
Current liabilities	1,015

Net identifiable assets acquired	24,133
Goodwill	26,790

Purchase price	50,923
Less:
Cash and cash equivalents acquired	1,443
Balance of purchase price	3,277

Net cash used for the acquisition	46,203

  Goodwill is included in the Health & Nutrition segment.

  Goodwill and intangible assets are deductible for income tax purposes. Intangible assets consist mainly of indefinite-lived trademarks for an amount of $16,088,400. Consequently, these assets are not amortized but are subject to an annual impairment test.

        b)    Unipex Finance S.A.S.

  On July 8, 2004, Atrium acquired 21,380 common shares of the outstanding capital stock of its subsidiary Unipex Finance S.A.S. (Unipex), based in France, for a cash consideration of $2,683,646, increasing its interest in the latter to 83.78% (80.65% in 2003). This transaction has been accounted for as a step acquisition. The excess of the purchase price over the net identifiable assets on the date of acquisition is $2,130,340 and is recorded as goodwill in the Active Ingredients & Specialty Chemicals segment not deductible for income tax purposes for an amount of $738,655. The balance of $1,391,685 has been applied against non-controlling interest.

        c)     Loss on dilution of investments

  On October 27, 2004, pursuant to the issuance of 145,000 subordinate voting shares of Atrium, a loss on dilution amounting to $95,371 was recognized.

  On July 8, 2004, pursuant to the issuance of 10,000 common shares by a subsidiary of Atrium to its employees and directors, a loss on dilution amounting to $535,397 was recognized.

  Acquisitions in 2003

        d)    Interchemical S.A. and Chimiray S.A.

  On August 5, 2003, Unipex, a French subsidiary of Atrium, acquired 100% of the issued and outstanding common shares of Interchemical S.A. and Chimiray S.A. for a total consideration of $18,689,300 of which an amount of $14,184,390 was paid cash, net of cash and cash equivalents acquired of $3,583,081, and $921,829 (paid in 2004) as a balance of purchase price. These companies are based in France and their main business focus is to market value-added active ingredients and specialty chemicals to the cosmetics, pharmaceutical, chemical and nutrition industries. This acquisition has been accounted for using the purchase method. The results of operations have been included in the statement of operations since August 5, 2003, being the date of acquisition. In connection with the purchase price allocation, an independent valuation report was obtained supporting management's fair market value allocation.

Æterna Zentaris    Financial Statements 2004    27

        e)     Siricie S.A.

  On November 18, 2003, Atrium acquired 100% of the issued and outstanding common shares of Siricie S.A. for a total consideration of $2,039,721 of which an amount of $1,810,849 was paid cash, net of cash and cash equivalents acquired of $73,867, and $155,005 as a balance of purchase price ($47,670 as at December 31, 2004). This company is based in France and specializes in the development of active ingredients for the cosmetics industry derived from marine and botanical sources using extraction and fermentation biotechnology processes. The results of operations have been included in the statement of operations since November 18, 2003, being the date of acquisition. The net assets acquired at the allocated values are as follows:

Subsidiaries	Interchemical S.A. and Chimiray S.A. $	Siricie S.A. $
Assets
Current assets	17,973	1,130
Property, plant and equipment	395	79
Intangible assets
License and distribution agreements	—	200
Other	4	—
Future income tax assets	531	71

	18,903	1,480

Liabilities
Current liabilities	15,197	—
Long-term liabilities	1,019	898

	16,216	898

Net identifiable assets acquired	2,687	582
Goodwill	16,002	1,458

Purchase price	18,689	2,040
Less:
Cash and cash equivalents acquired	3,583	74
Balance of purchase price	922	155

Net cash used for the acquisition	14,184	1,811

  Goodwill included in the Active Ingredients & Specialty Chemicals segment is not deductible for income tax purposes.

        f)     Product line acquired in 2002 by Atrium Biotech USA Inc.

  The contingent payments in 2003 resulting from the acquisition of a product line in 2002 by Atrium Biotech USA Inc., a subsidiary of Atrium in the Health & Nutrition segment, amounted to $40,000 (US$30,336). This additional purchase price has been recorded as goodwill.

        g)     Unipex

  On January 13, May 27, and July 16, 2003, Atrium acquired 23,760 common shares of the outstanding capital stock of Unipex for a cash consideration of $2,843,766. Those acquisitions have been accounted for as step acquisitions. Atrium also made an additional investment by acquiring 70,400 treasury shares of Unipex, increasing its interest to 80.65% (70.28% in 2002). The excess of the purchase price over the net identifiable assets on the date of acquisition is $3,174,618 and is recorded as goodwill not deductible for income tax purposes.

28    Æterna Zentaris    Financial Statements 2004

        h)    Gain (loss) on dilution of investments

  On May 27, 2003, pursuant to the issuance of 2,200 common shares by Unipex, a loss on dilution amounting to $66,544 was recognized.

  On September 14, 2003 as a result of the issuance of 2,000 shares by Atrium, a gain on dilution amounting to $2,137 was recognized. Subsequently, as a result of the redemption of those shares, goodwill amounting to $9,375 was recognized.

  Acquisitions in 2002

        i)     Zentaris

  On December 30, 2002, Æterna Zentaris acquired 100% of the issued and outstanding shares of Zentaris. Zentaris is an integrated biopharmaceutical company which develops innovative medications for the treatment of patients in oncology, endocrinology and anti-infectives.

  The net assets acquired and the purchase price were subject to adjustments subsequent to the completion of the audited financial statements of Zentaris as at December 31, 2002. Following the adjustments relating to the completion of the audited financial statements of Zentaris as at December 31, 2002, the total consideration paid for the acquisition of Zentaris is $85,547,850 (€51,917,491).

  The purchase price allocation, following the acquisition of Zentaris' shares in December 2002, was finalized upon receipt of an independent valuation report during the second quarter of 2003, resulting in a decrease of $19,583,843 in intangible assets, $8,041,577 in future income tax liabilities and in an allocation of $11,594,266 as goodwill. The developed technology and in-process research and development (R&D) have been valued using a discounted cash flow approach, resulting in an allocated fair value of $66,942,949. The goodwill related to this transaction amounted to $11,594,266. The results of operations have been consolidated in the statement of operations from December 30, 2002, being the date of acquisition.

        j)     ADF Chimie S.A. (merged with Unipex in 2002)

  On May 1, 2002, Unipex acquired 100% of the issued and outstanding common shares of ADF Chimie S.A., for a total consideration of $2,315,471 of which an amount of $1,329,178 was paid cash, net of cash acquired of $548,106, and $438,187 as a balance of purchase price. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $807,827 (€487,700) payable in cash at the latest in July 2005. These contingent payments will be recorded as goodwill when the related conditions have been met. ADF Chimie S.A., which is based in France, specialized in the marketing of active ingredients and specialty chemicals for the cosmetics industry in France.

Æterna Zentaris    Financial Statements 2004    29

  The acquisition has been accounted for using the purchase method, and the results of operations have been included in the statement of operations from the date of acquisition.

  The net assets acquired at the allocated values are as follows:

	Zentaris $	ADF Chimie S.A. $
Assets
Current assets	51,330	1,880
Property, plant and equipment	2,934	7
Intangible assets	66,943	—
Future income tax assets	14,891	—

	136,098	1,887

Liabilities
Current liabilities	15,778	665
Deferred revenues	12,438	—
Employee future benefits	5,886	—
Future income tax liabilities	28,043	—

	62,145	665

Net identifiable assets acquired	73,953	1,222
Goodwill	11,594	1,093

Purchase price	85,547	2,315
Less:
Cash acquired	3,646	548
Balance of purchase price	39,748	438

Net cash used for the acquisition	42,153	1,329

  Goodwill related to Zentaris and included in the Biopharmaceutical segment as well as goodwill related to ADF Chimie S.A. and included in the Active Ingredients & Specialty Chemicals segment are non-deductible for income tax purposes.

        k)    Other acquisitions

  On April 15, 2002, Atrium Biotech USA Inc. acquired a product line for a total cash consideration of $435,394. The acquisition was subject to contingent payments specified in the agreement for a maximum amount of $300,000 of which $100,000 has been paid and recorded as goodwill in 2002. The balance of $200,000 may be payable at the latest in October 2003 if the related conditions have been met; it will then be recorded as goodwill. The results of operations of this acquisition have been included in the statement of operations since April 15, 2002, being the date of acquisition. Based upon the allocation of the purchase price, the transaction resulted in $212,134 of goodwill and $223,260 of inventory. The goodwill acquired is deductible for income tax purposes.

  On September 8, 2002, Atrium acquired 300 common shares of the outstanding capital stock of Unipex, increasing its interest in the latter to 70.28% (70.20% in 2001) for a cash consideration of $31,171. The excess of the purchase price over the net carrying value on the date of acquisition is $26,221 and is recorded as goodwill not deductible for income tax purposes. That transaction has been accounted for as a step acquisition.

        l)     Gain on dilution of investments

  On September 13, 2002, as a result of the issuance of 166,667 shares by Atrium, a gain on dilution amounting to $424,751 was recognized.

30    Æterna Zentaris    Financial Statements 2004

5.     CREDIT FACILITIES

  Atrium has an available line of credit, bearing interest at prime rate and renewable annually. A moveable hypothec without delivery on accounts receivable and inventory amounting to $5,389,750 ($5,806,880 in 2003) has been pledged as security for the line of credit of an authorized amount of $5,000,000. As at December 31, 2004 and 2003, the line of credit was unused.

6.     OTHER RECEIVABLES

	As at December 31,
	2004 $	2003 $
Interest	522	846
Grants	1,516	1,646
Research and development tax credits recoverable	1,919	677
Commodity taxes	769	1,146
Other	1,589	1,307

	6,315	5,622

7.     INVENTORY

	As at December 31,
	2004 $	2003 $
Raw materials	2,084	6,572
Work in progress	815	—
Finished goods	18,483	9,597

	21,382	16,169

8.     DEFERRED CHARGES AND OTHER LONG-TERM ASSETS

	As at December 31,
	2004 $	2003 $
Deferred charges	1,625	1,322
Long-term receivable	3,087	—
Investments	2,073	—

	6,785	1,322

  In March 2004, a Company's subsidiary, Atrium, invested a total amount of $825,000 in Les Biotechnologies Océanova Inc., of which $50,000 is in Class A shares, voting and participating, representing 18.75% of such company's voting shares, $116,667 is in Class B shares, non-voting and participating, $325,000 is in Class C shares, non-voting and non-participating, and $333,333 is in an unsecured debenture, convertible at Atrium's option into Class B shares, expiring at the latest on March 30, 2011. The outstanding debentures will bear interest at a rate calculated on a formula based on 50% of the company's net earnings without exceeding 12%, the interest being payable annually. This investment has been recorded at cost. Pursuant to this agreement dated March 30, 2004, Atrium is committed, under certain conditions, to subscribing for convertible debentures for an additional aggregate amount of $1,000,000, allocated equally in 2005 and 2006.

  The remaining investments consist of shares of a public company received as part of a licensing agreement; these shares are restricted for resale until December 31, 2005 and are accounted for at the fair value at the date of acquisition, less a discount to reflect the restriction in resale.

Æterna Zentaris    Financial Statements 2004    31

9.     PROPERTY, PLANT AND EQUIPMENT

	2004		2003
	Cost $	Accumulated depreciation $	Cost $	Accumulated depreciation $
Land	453	—	452	—
Building	13,578	3,145	13,575	2,531
Equipment	14,244	6,398	11,552	4,583
Office furniture	1,424	840	1,253	696
Computer equipment	2,362	1,863	1,941	1,552
Automotive equipment	285	201	288	100

	32,346	12,447	29,061	9,462

Less:
Accumulated depreciation	12,447		9,462

Net amount	19,899		19,599

10.   INTANGIBLE ASSETS

	As at December 31,
	2004		2003
	Cost $	Accumulated amortization $	Cost $	Accumulated amortization $
Finite useful lives
Patents and trademarks	71,208	12,188	71,094	6,685
Licenses and distribution agreements	1,203	271	1,203	99
Customer relationships	962	80	—	—
Organization costs	286	190	189	189
Software and Web sites development expenses	161	25	—	—

	73,820	12,754	72,486	6,973

Less: Accumulated amortization	12,754		6,973

Net amount	61,066		65,513
Indefinite useful lives
Trademarks	14,424		—

	75,490		65,513

32    Æterna Zentaris    Financial Statements 2004

11.   GOODWILL

  The change in the carrying value is as follows:

	Biopharmaceutical $	Active Ingredients & Specialty Chemicals $	Health & Nutrition $	Total $
Balance as at December 31, 2002	—	22,734	1,518	24,252
Acquisitions (note 4)	—	20,635	40	20,675
Adjustment (note 4i)	11,594	—	—	11,594
Impact of foreign exchange rate	—	4,663	—	4,663

Balance as at December 31, 2003	11,594	48,032	1,558	61,184
Acquisitions (note 4)	—	738	27,197	27,935
Adjustments(1)	—	(252)	8	(244)
Impact of foreign exchange rate	—	33	(2,771)	(2,738)

Balance as at December 31, 2004	11,594	48,551	25,992	86,137

(1)
Adjustments consist of the reversal of accounts payable and accrued liabilities and employee future benefits related to acquisitions.

12.   ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

	As at December 31,
	2004 $	2003 $
Trade payable	28,839	33,149
Interest on convertible term loans	2,520	2,250
Advance payment related to a licensing agreement	1,000	999
Salaries and employee benefits	2,221	2,291
Deferred revenues	9,247	5,564
Other accrued liabilities	6,414	8,809

	50,241	53,062

13.   CONVERTIBLE TERM LOANS

	As at December 31,
	2004 $	2003 $
The liability portion of the convertible term loans, bearing interest at an annual rate of 12%, payable annually or at maturity at the Company's option for which moveable hypothecs on the assets of the Company, with the exception of the building, equipment and shares of a subsidiary, have been given as collateral	24,890	19,920

  The equity component of the loans, which corresponds to the holders' option to convert the notes into equity shares of the Company, was valued at the date of the loans and is classified as other capital. The loans and the unpaid interest, if any, are convertible at all times at the holders' option into common shares of the Company at a conversion price of $5.05 per common share up to a maximum of 6,955,089 shares. During fiscal 2004, the Company elected, as permitted under the loan agreements, to add to the principal amount all unpaid accrued interest as of March 31, 2004 of a total amount of $3 million. The principal amount of the $28 million (initial principal amount of $25 million in 2003) loans as well as the unpaid accrued interest, if not converted by the holders, are repayable by the Company on March 31, 2006.

  These loans are held by the two most important shareholders of the Company.

Æterna Zentaris    Financial Statements 2004    33

14.   LONG-TERM DEBT

	As at December 31,
	2004 $	2003 $
Æterna Zentaris
Loan from the federal and provincial governments, non-interest bearing, payable in five annual equal and consecutive instalments, beginning in July 2004	3,200	4,000
Atrium and its subsidiaries
Loan in the form of banker's acceptance, bearing interest at a rate based on the market rate plus an applicable margin calculated quarterly on the Atrium's North American operations. A moveable hypothec on all moveable assets of Atrium and all the shares of Atrium's North American subsidiaries have been given as collateral, principal payable in quarterly instalments of $1,350,000 maturing in March 2007	22,950	—
Unsecured loan, bearing interest at a rate of 9% for the first year and 10% thereafter, principal payable in accretion annually from February 2005 and interest payable monthly from April 2004, maturing in February 2009	13,407	—
Loan payable in euros and for which the shares of Unipex S.A.S. have been given as collateral, €2,286,735 in 2004 and 2003 bearing interest at EURIBOR rate plus 2.5%, interest payable annually, maturing in October 2005	3,726	3,723
Unsecured bank loans payable in euros
€4,500,000 (€5,000,000 in 2003) bearing interest at EURIBOR rate plus 1%, principal payable in accretion annually from August 2004 and interest payable semi-annually from February 2004, maturing in August 2008	7,331	8,140
€411,335 (€526,696 in 2003) bearing interest at a rate of 4.45%, payable in quarterly instalments including principal and interest, maturing in January 2008	670	858
€15,121 (€26,907 in 2003) bearing interest at a rate of 4.35%, payable in quarterly instalments including principal and interest, maturing in January 2006	25	44
Balance of purchase price of €115,861 (€189,037 in 2003), non-interest bearing, payable in euros in monthly instalments of €6,098 ($10,100), maturing in July 2006	189	308
Loan payable in euros, bearing interest at LIBOR rate plus 1% reimbursed during 2004	—	1,836

	51,498	18,909
Less: Current portion	12,133	3,777

	39,365	15,132

  The principal instalments due on long-term debt for the next five years amount to $12,132,671 in 2005, $9,408,564 in 2006, $16,500,495 in 2007, $4,598,761 in 2008 and $8,857,000 in 2009.

34    Æterna Zentaris    Financial Statements 2004

15.   EMPLOYEE FUTURE BENEFITS

  Some group companies in France and in Germany provide unfunded defined benefit pension plans and unfunded postemployment benefit plans for some groups of employees. Provisions for pension obligations are established for benefits payable in the form of retirement, disability and surviving dependant pensions. The benefits offered vary according to the legal, fiscal and economic conditions of each country.

  The following table provides a reconciliation of the changes in the plans' accrued benefits obligations:

	Pension and postemployment benefit plans		Other benefit plan
	2004 $	2003 $	2004 $	2003 $
Obligation — Beginning of year	6,149	5,350	509	692
Current service cost	283	277	30	21
Interest cost	337	287	27	36
Actuarial loss (gain)	390	187	35	(136)
Benefits paid	(78)	(49)	(123)	(104)
Business acquisition	(57)	95	—	—
Effect of foreign currency exchange rate changes	—	2	—	—

Obligation — End of year	7,024	6,149	478	509

  The significant actuarial assumptions adopted to determine the Company's accrued benefits obligations are as follows:

	Pension benefit plan		Other benefit plan
Actuarial assumptions	2004%	2003%	2004%	2003%
Discount rate	2.50 and 5.25	2.50 and 5.25	5.25	5.75
Pension benefits increase	1.25	1.25	1.25	1.25
Rate of compensation increase	0.5 to 3.75	0.5 to 3.75	2.75	2.75

  Pensions of former employees are not increased.

  The actuarial reports, dated June 2004 and December 2004, give effect to the pension and postemployment benefit obligations as at December 31, 2004. The next actuarial reports are planned for June 2005 and December 2005, respectively.

  With the exception of those offered by Zentaris acquired on December 30, 2002, the employee future benefits maintained by one of the Company's subsidiaries are not significant and therefore, the disclosures otherwise required for the year ended December 31, 2002 have not been provided.

  401K plan

  In 2004, Atrium established a 401K plan in one of its U.S. subsidiaries. Under this plan, Atrium may contribute a discretionary amount equal to a percentage of employee contribution to this plan and may also make a discretionary profit sharing contribution. During the year ended December 31, 2004, Atrium recorded contributions totalling $65,000.

16.   SHARE CAPITAL

        a)    Authorized

  Unlimited number of shares of the following classes:

    Common, voting and participating, one vote per share

    Preferred, first and second ranking, issuable in series, with rights and privileges specific to each class.

  Effective May 26, 2004, the shareholders authorized the creation of a new class of common shares. All subordinate voting shares were converted into common shares on that date. Thereafter, the Company cancelled the old classes of subordinate voting shares and multiple voting shares.

  As at December 31, 2004, there are no preferred shares issued and outstanding.

Æterna Zentaris    Financial Statements 2004    35

        b)    Issued

	As at December 31,
	2004		2003		2002
	Number	Amount $	Number	Amount $	Number	Amount $
Multiple voting shares
Balance — Beginning of year	—	—	4,727,100	1,862	4,852,723	1,911
Conversion of shares	—	—	(4,727,100)	(1,862)	(125,623)	(49)

Balance — End of year	—	—	—	—	4,727,100	1,862

Common shares (formerly Subordinate voting shares)
Balance — Beginning of year	45,330,992	187,601	35,961,927	151,716	27,978,321	95,602
Conversion of shares	—	—	4,727,100	1,862	125,623	49
Issued pursuant to the stock option plan	339,917	1,834	141,965	1,030	257,983	1,189
Issued pursuant to a private placement	—	—	—	—	7,600,000	56,253
Issued pursuant to a bought deal	—	—	4,500,000	35,550	—	—
Share issue expenses	—	(161)	—	(2,557)	—	(1,377)

Balance — End of year	45,670,909	189,274	45,330,992	187,601	35,961,927	151,716

Total share capital	45,670,909	189,274	45,330,992	187,601	40,689,027	153,578

        c)     Common share issues

  Pursuant to the exercise of stock options, the Company issued during 2004, 339,917 common shares at an average price of $4.99 per share for proceeds of $1,694,799. Consequently, stock-based compensation costs amounting to $139,512 relating to those exercised options have been reclassified from other capital to share capital.

  On July 24, 2003, pursuant to a bought deal, the Company issued 4,500,000 subordinate voting shares at a price of $7.90 per share for gross proceeds of $35,550,000. During fiscal 2003, pursuant to the exercise of stock options, the Company issued 141,965 subordinate voting shares at an average of $7.25 per share for proceeds of $1,029,630.

  Effective on May 29, 2003, all the multiple voting shares were converted into the same number of subordinate voting shares.

  On April 9, 2002, pursuant to a private placement, the Company issued 7,600,000 subordinate voting shares at prices ranging from $7.40 to $7.45 per share for gross proceeds of $56,253,333. During fiscal 2002, pursuant to the exercise of stock options, the Company issued 257,983 common shares at an average price of $4.60 per share for proceeds of $1,188,722.

        d)    Shareholder right plan

  On March 29, 2004, the Company adopted a shareholder right plan (the "Rights Plan"). The rights issued to the shareholders under the Rights Plan will be exercisable, under certain conditions, only when a person or entity, including any related party(ies), acquires or announces his (its) intention to acquire more than twenty (20) percent of the outstanding common shares of the Company (as such, shares may be redesignated or reclassified) without complying with the "permitted bid" provisions of the Rights Plan or without approval of the Company's Board of Directors. Should such an acquisition occur, each right would, upon exercise, entitle a holder, other than the person pursuing the acquisition together with its related party(ies), to purchase common shares of the Company at a fifty (50) percent discount to the market price of the Company's shares at that time.

36    Æterna Zentaris    Financial Statements 2004

        e)     Company's stock option plan

  In December 1995, the Company's Board of Directors adopted a stock option plan for its directors, senior executives, employees and other collaborators providing services to the Company. The number of shares that are issuable under the plan shall not exceed 4,543,744. Options granted under the plan expire after a maximum period of ten years following the date of grant. Options granted under the plan generally vest over a three-year period.

  The following table summarizes the stock option activity under this plan:

	2004		2003		2002
	Number	Weighted average exercise price $	Number	Weighted average exercise price $	Number	Weighted average exercise price $
Balance — Beginning of year	3,197,435	6.02	2,949,872	6.96	2,877,671	7.05
Granted	913,000	8.06	1,074,564	4.09	1,048,895	5.97
Exercised	(339,917)	4.99	(141,965)	7.25	(257,983)	4.61
Expired	(2,050)	7.04	(172,285)	5.74	(382,129)	6.19
Forfeited	(287,876)	6.97	(512,751)	7.07	(336,582)	7.35

Balance — End of year	3,480,592	6.58	3,197,435	6.02	2,949,872	6.96

Options exercisable — End of year	1,743,429	6.90	1,272,574	7.05	1,025,640	6.92

  The following table summarizes the stock options outstanding as at December 31, 2004:

	Options outstanding			Options currently exercisable
Exercise price	Number	Weighted average remaining contractual life	Weighted average exercise price $	Number	Weighted average exercise price $
$3.75 to $7.00	1,702,759	8.12	4.76	866,924	5.15
$7.01 to $10.00	1,611,833	6.99	8.03	759,669	8.22
$10.01 to $14.35	166,000	3.52	11.16	116,836	11.25

	3,480,592	7.38	6.58	1,743,429	6.90

  In 2004, the Company granted to certain collaborators 25,000 options (30,000 in 2003) with a fair value of $112,770 ($76,018 in 2003) which have been recorded as other capital.

  Assumptions used in determining stock-based compensation costs

  The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2004	2003	2002
Dividend yield	Nil	Nil	Nil
Expected volatility	64.2%	64.3%	57.0%
Risk-free interest rate	3.48%	3.96%	3.72%
Expected life (years)	4.30	3.92	2.70
Number of stock options granted	913,000	1,074,564	1,048,895
Weighted average fair value of options granted ($)	4.28	2.03	2.29

Æterna Zentaris    Financial Statements 2004    37

  The Company has recorded compensation costs of $1,394,427 in 2004 ($444,935 in 2003) with a corresponding credit to other capital to reflect the estimated fair value of stock options granted to employees in 2004 and 2003.

  Had compensation costs been determined using the fair value method at the date of grant for awards granted in 2002 under this stock option plan, the Company's pro forma net loss, basic and diluted net loss per share after giving effect to the grant of these options in 2002 are:

	Years Ended December 31,
	2004 $	2003 $	2002 $
Pro forma net loss	5,912	29,368	26,039
Pro forma basic and diluted net loss per share	0.13	0.68	0.67

        f)     Atrium's stock option plan

  On November 1, 2000, the Company's Board of Directors adopted a stock option plan for its directors and employees providing services to the Company. The exercise price of these options is equivalent to their fair value established annually from a specific formula and approved by the Board of Directors. The number of shares that are issuable under the plan shall not exceed 3,667,000. Options granted under the plan generally vest over a five-year period, with 20% vesting on an annual basis starting on the first anniversary of the date of grant, or over any other vesting period authorized by the Board of Directors. Options granted expire after a maximum period of ten years following the date of grant.

  The Company's ownership percentage of the subsidiary will change as a result of future exercises of stock options and outstanding subsidiary stock options may dilute the Company's share of profits in the calculation of loss per share.

  The following table summarizes the stock option activity under Atrium's plan:

	2004		2003		2002
	Number	Weighted average exercise price $	Number	Weighted average exercise price $	Number	Weighted average exercise price $
Balance — Beginning of year	2,390,000	2.76	2,314,000	2.74	2,182,000	2.70
Granted	2,031,000	4.21	120,000	3.07	240,000	3.07
Exercised	(580,000)	2.60	(8,000)	2.50	—	—
Forfeited	(174,000)	2.81	(36,000)	2.82	(108,000)	2.50

Balance — End of year	3,667,000	3.59	2,390,000	2.76	2,314,000	2.74

38    Æterna Zentaris    Financial Statements 2004

  The following table summarizes the stock options outstanding and currently exercisable as at December 31, 2004:

	Options outstanding			Options currently exercisable
Exercise price	Number	Weighted average remaining contractual life	Weighted average exercise price $	Number	Weighted average exercise price $
$2.50	750,000	5.84	2.50	600,000	2.50
$3.07	886,000	7.05	3.07	494,000	3.07
$4.21	2,031,000	9.84	4.21	—	—

	3,667,000	8.35	3.59	1,094,000	2.76

  Assumptions used in determining stock-based compensation costs

  The table below shows the assumptions used in determining stock-based compensation costs under the Black-Scholes option pricing model:

	Years Ended December 31,
	2004	2003
Dividend yield	Nil	Nil
Expected volatility	Nil	Nil
Risk-free interest rate	3.77%	3.96%
Weighted average expected life (years)	4.56	5.00
Number of stock options granted	2,031,000	120,000
Weighted average fair value of options granted ($)	0.67	0.55
Compensation costs ($)	161,817	32,000

17.   STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2004 $	2003 $	2002 $
Change in non-cash operating working capital items
Accounts receivable	(9,251)	(1,071)	(6,048)
Inventory	(1,679)	3,670	(960)
Prepaid expenses	233	(956)	(212)
Accounts payable and accrued liabilities	(4,246)	(3,884)	2,603
Income taxes	3,889	(275)	983

	(11,054)	(2,516)	(3,634)

18.   GRANTS

  Under the federal contribution program called Technology Partnerships Canada ("TPC"), the Company received a grant equivalent to 30% of the eligible expenses incurred by the Company in the development of an angiogenesis inhibitor in oncology, dermatology and ophthalmology to a maximum of $29,400,000. This contribution will be repaid through royalties only upon the approval by the U.S. Food and Drug Administration (FDA) or the Canadian health authorities of an angiogenesis inhibitor according to the corresponding generated income. Royalties will be paid based on a percentage of gross project revenues under the terms and conditions stipulated in the agreements entered into between TPC and the Company.

  During the period from January 1, 1999 to December 31, 2004, the Company recognized total grants of $14,205,076 of which an amount of $13,384,760 has been recorded as a grant in the statement of operations, $756,898 as a reduction in property, plant and equipment and $63,418 as a reduction in intangible assets.

Æterna Zentaris    Financial Statements 2004    39

19.   INCOME TAXES

  The reconciliation of the combined Canadian federal and Québec provincial income tax rate to the income tax expense is as follows:

	Years Ended December 31,
	2004	2003	2002
Combined federal and provincial statutory income tax rate	31.02%	33.05%	35.16%

Income tax expense (recovery) based on statutory income tax rate	$2,929	$(6,129)	$(6,396)
Manufacturing and processing tax credit	—	678	1,162
Change in valuation allowance	3,311	10,557	9,487
Accretion on convertible term loans	611	386	—
Stock-based compensation costs	433	138	—
Difference in statutory income tax rate of foreign subsidiaries	1,156	224	(50)
Change in enacted rate	—	340	357
Additional tax deduction	—	(113)	(108)
Other	(155)	(149)	(27)

	$8,285	$5,932	$4,425

Income tax expense is represented by:
Current	$13,699	$3,859	$2,565
Future	(5,414)	2,073	1,860

	$8,285	$5,932	$4,425

Current
Domestic	$519	$855	$574
Foreign	13,180	3,004	1,991

	$13,699	$3,859	$2,565

Future
Domestic	$211	$1,462	$1,836
Foreign	(5,625)	611	24

	$(5,414)	$2,073	$1,860

	$8,285	$5,932	$4,425

40    Æterna Zentaris    Financial Statements 2004

  Significant components of future income tax assets and liabilities are as follows:

	As at December 31,
	2004 $	2003 $
Future income tax assets
Current
Deferred revenues	3,676	2,134
Acquisition costs	58	470
Other	172	—

	3,906	2,604

Long-term
Research and development costs	13,105	12,489
Share issue expenses	717	1,173
Operating losses carried forward	20,924	21,916
Property, plant and equipment	916	289
Intangible assets and goodwill	2,838	3,084
Employee future benefits	726	509
Deferred revenues	10,595	4,349
Other	64	63

	49,885	43,872
Valuation allowance	(33,702)	(30,356)

	16,183	13,516

	20,089	16,120

Future income tax liabilities
Long-term
Accounts receivable	250	—
Property, plant and equipment	202	—
Deferred charges and other long-term assets	314	504
Intangible assets	23,730	25,487
Other	94	—

	24,590	25,991

Future income tax liabilities, net	(4,501)	(9,871)

  As at December 31, 2004, the Company has non-refundable research and development tax credits of $13,105,000 which can be carried forward to reduce Canadian federal income taxes payable and expire from 2007 to 2014. No tax benefit has been accounted for in connection with those credits.

  As at December 31, 2004, the Company had available operating losses in several tax jurisdictions, against which a full valuation allowance was established for Canadian losses. The following table summarizes the year of expiry of these operating losses by tax jurisdiction:

	Canada		United States
Expiry date	Federal $	Provincial $	$
2007	109	—	—
2008	16,050	11,860	—
2009	20,163	18,283	—
2010	20,309	19,936	—
2014	7,572	7,382	—
2020 to 2024	—	—	593

	64,203	57,461	593

Æterna Zentaris    Financial Statements 2004    41

  Furthermore, the Company had available operating losses in Germany amounting to $5.6 million for which there is no expiry date.

  The carryforwards and the tax credits claimed could be subjected to a review and a possible adjustment by tax authorities.

20.   SEGMENT INFORMATION

  Æterna Zentaris' organizational structure is based on a number of factors that management uses to evaluate, view and run its business operations which include, but are not limited to, customer base, homogeneity of products and technology. The business segments disclosed in the Consolidated Financial Statements are based on this organizational structure and information reviewed by Æterna Zentaris' management to evaluate the business segment results.

  Information by geographic region

  Revenues by geographic region are detailed as follows:

	Years Ended December 31,
	2004 $	2003 $	2002 $
Canada	2,003	951	1,301
United States	27,897	6,395	4,671
Europe
Switzerland	27,828	20,424	—
France	134,742	101,046	83,915
Other	34,017	29,458	6,450
Asia	5,808	7,448	4,385
Other	953	691	482

	233,248	166,413	101,204

  Revenues have been allocated to geographic regions based on the country of residence of the related customers.

  Long-lived assets by geographic region are detailed as follows:

	Years Ended December 31,
	2004 $	2003 $
Canada	17,187	18,785
United States	42,163	1,578
France	50,040	49,824
Germany	72,136	76,109

	181,526	146,296

  Long-lived assets consist of property, plant and equipment, intangible assets and goodwill.

  In 2004, business segments have been reorganized to better address the needs of the customers. The Company now manages its business and evaluates performance based on three operating segments, which are i) the Biopharmaceutical, ii) the Active Ingredients & Specialty Chemicals and iii) the Health & Nutrition segments. Before 2004, the Company was reporting under three reportable segments, being Biopharmaceutical, Distribution and Cosmetics and Nutrition. Segment information for fiscal 2003 have been reallocated to conform with the current year presentation.

  A description of the types of products and services provided by each business segment follows:

  The Biopharmaceutical segment focuses on the development of novel therapeutic approaches with an extensive product portfolio, including two already marketed and several other products in early and late-stage development in oncology, endocrinology and infectious diseases.

42    Æterna Zentaris    Financial Statements 2004

  The Active Ingredients & Specialty Chemicals segment offers value-added products that include high-value proprietary active ingredients developed, acquired or in-licensed by Atrium, a Compagny's subsidiary.

  Finally, through the Health & Nutrition segment, Atrium develops, manufactures and markets proprietary health and nutrition finished products.

  The accounting principles used for these three segments are consistent with those used in the preparation of these consolidated financial statements.

  The following table presents information by segment:

	2004
	Biopharmaceutical $	Active Ingredients & Specialty Chemicals $	Health & Nutrition $	Consolidated Adjustments $	Total $
Revenues
Sales and royalties	25,355	144,983	32,333	—	202,671
License fees	30,577	—	—	—	30,577

	55,932	144,983	32,333	—	233,248

Earnings (loss) from operations	(8,954)	14,045	12,079	—	17,170

Depreciation and amortization	7,988	576	414	—	8,978

Capital expenditures	2,109	78	101	—	2,288

Segment assets	182,500	105,587	53,465	(243)	341,309

  Unallocated assets amount to $7,919,000 in 2004.

	2003
	Biopharmaceutical $	Active Ingredients & Specialty Chemicals $	Health & Nutrition $	Consolidated Adjustments $	Total $
Revenues
Sales and royalties	24,403	111,071	9,236	—	144,710
License fees	21,703	—	—	—	21,703

	46,106	111,071	9,236	—	166,413

Earnings (loss) from operations	(28,679)	10,170	4,226	—	(14,283)

Depreciation and amortization	8,824	535	62	—	9,421

Capital expenditures	1,723	48	51	—	1,822

Segment assets	179,882	104,395	6,182	175	290,634

  Unallocated assets amount to $5,145,000 in 2003.

Æterna Zentaris    Financial Statements 2004    43

	2002
	Biopharmaceutical $	Active Ingredients & Specialty Chemicals / Health & Nutrition $	Consolidated Adjustments $	Total $
Revenues	315	100,889	—	101,204

Earnings (loss) from operations	(32,890)	12,324	—	20,566

Depreciation and amortization	1,999	422	—	2,421

Capital expenditures	95,488	1,353	—	96,841

Segment assets	244,709	87,427	(1,168)	330,968

  Comparative figures for fiscal 2002 are not provided separately for the Active Ingredients & Specialty Chemicals segment and the Health & Nutrition segment except for revenues which amount to $92,745,140 for the Active Ingredients & Specialty Chemicals segment and $8,143,565 for the Health & Nutrition segment because this information is not available and is not reasonably determinable.

  One customer from the biopharmaceutical segment represents more than 10% of the Company's revenues for which the sales represent 11% in 2004 (12% in 2003).

21.   LOSS PER SHARE

  The following table summarizes the reconciliation of the basic weighted average number of shares outstanding and the diluted weighted average number of shares outstanding used in the diluted net loss per share calculation:

	2004	2003	2002
Basic weighted average number of shares outstanding	45,569,176	42,993,432	38,584,537
Diluted effect of stock options	417,453	118,953	142,098

Diluted weighted average number of shares outstanding	45,986,629	43,112,385	38,726,635

Items excluded from the calculation of diluted net loss per share because the exercise price was greater than the average market price of the common shares or due to their anti-dilutive effect
Stock options	1,563,259	1,281,183	1,298,349
Common shares which would be issued following the conversion of the convertible term loans	5,396,040	3,712,871	—

  For the years ended December 31, 2004, 2003 and 2002, the diluted net loss per share was the same as the basic net loss per share since the dilutive effect of stock options and convertible term loans was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted net loss per share for those years was calculated using the basic weighted average number of shares outstanding.

44    Æterna Zentaris    Financial Statements 2004

22.   FINANCIAL INSTRUMENTS

  Short-term investments

	2004 $	2003 $
Mutual fund units	2,000	—
Discount notes and commercial paper, bearing interest at effective annual rates ranging from 2.81% to 3.13% in 2004 and from 2.44% to 3.49% in 2003, maturing on different dates from August 2005 to February 2006 in 2004 and from April 2004 to August 2005 in 2003	2,636	8,521
Bonds, bearing interest at effective annual rates ranging from 2.0% to 4.79% in 2004 and from 2.31% to 4.79% in 2003, maturing on different dates from January 2005 to April 2007 in 2004 and from February 2004 to April 2007 in 2003	24,921	33,432

	29,557	41,953

  Foreign currency risk

  Since the Company operates on an international scale, it is exposed to currency risks as a result of potential exchange rate fluctuations. As at December 31, 2004 and 2003, there are no significant forward exchange contracts outstanding.

  Fair value

  Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and balances of purchase price are financial instruments whose fair value approximates their carrying value due to their short-term maturity. The fair value of short-term and long-term investments is $30,099,730 ($42,046,465 in 2003), and $2,494,885 (nil in 2003) respectively. The fair value of long-term receivables approximates their carrying value. The fair value of long-term debt and convertible term loans has been established by discounting the future cash flows at an interest rate corresponding to that which the Company would currently be able to obtain for loans with similar maturity dates and terms. The fair value of long-term debt and convertible term loans is approximately $81,997,000 ($45,727,000 in 2003).

  Credit risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are maintained with high-credit quality financial institutions. Short-term investments consist primarily of bonds issued by high-credit quality corporations and institutions. Consequently, management considers the risk of non-performance related to cash and cash equivalents and short-term investments to be minimal.

  Generally, the Company does not require collateral or other security from customers for trade accounts receivable; however, credit is extended following an evaluation of creditworthiness. In addition, the Company performs on-going credit reviews of all its customers and establishes an allowance for doubtful accounts when accounts are determined to be uncollectible. Allowance for doubtful accounts amounted to $246,979 and $305,139 as at December 31, 2004 and 2003, respectively.

  Interest rate risk

  The Company's exposure to interest rate risk is as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rate
Accounts receivable	Non-interest bearing
Unused lines of credit	Prime rate
Accounts payable and accrued liabilities	Non-interest bearing
Balances of purchase price	Non-interest bearing
Convertible term loans	As described in note 13
Long-term debt	As described in note 14

23.   COMMITMENTS AND GUARANTEE

  The Company is committed to various operating leases for its premises totalling $2,828,000 in 2005, $2,449,000 in 2006, $2,428,000 in 2007, $1,775,000 in 2008 and $1,760,000 in 2009.

  The Company is also committed to some service and manufacturing contracts totalling $5,911,000 in 2005 and $187,000 in 2006.

  In October 2004, the Company entered into a $2.9 million (€1.75 million) bank guarantee in favour of one of its future landlords in Germany. Liability under this guarantee will only come into effect upon transfer into new rented premises, which is expected to be in 2005. This guarantee is only applicable upon failure on certain financial criteria and will be in force for an initial rental period of four years.

Æterna Zentaris    Financial Statements 2004    45

24.   SUMMARY OF DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND IN THE UNITED STATES

  As a registrant with the Securities and Exchange Commission in the United States, the Company is required to reconcile its financial statements for significant measurement differences between generally accepted accounting principles as applied in Canada (Canadian GAAP) and those applied in the United States (U.S. GAAP). The following summary sets out the material adjustments to the Company's reported net loss, net loss per share and shareholders' equity which would be made to conform with U.S. GAAP:

  Statements of Operations

		Years Ended December 31,
		2004 $	2003 $	2002 $
Net loss for the year under Canadian GAAP		(5,759)	(28,147)	(25,782)
Stock-based compensation costs	a)	(12)	(64)	(254)
Accretion on convertible term loans	e)	1,970	1,245	—
In-process R&D, net of related future income taxes	c)	—	(16,276)	—
Amortization of in-process R&D	c)	1,266	1,266	—
Financing costs allocated to other capital	e)	(46)	(34)	—
Organization costs	b)	(97)	—	—
Amortization of organization costs	b)	—	45	87

Net loss for the year under U.S. GAAP		(2,678)	(41,965)	(25,949)

Other comprehensive loss
Unrealized gains on short-term investments	d)	543	94	885
Less: Reclassification of adjustments for gains realized in net loss		(94)	(885)	(1,390)

Net unrealized losses (gains)		449	(791)	(505)

Foreign currency translation adjustments		(2,998)	3,277	580

Comprehensive loss		(5,227)	(39,479)	(25,874)

Basic and diluted net loss per share under U.S. GAAP		(0.06)	(0.98)	(0.67)

Weighted average number of shares outstanding under U.S. GAAP		45,569,176	42,993,432	38,584,537

46    Æterna Zentaris    Financial Statements 2004

  Statements of Deficit

		Years Ended December 31,
		2004 $	2003 $	2002 $
Deficit in accordance with Canadian GAAP		(78,770)	(73,011)	(44,864)
Stock-based compensation costs
Current year		(12)	(64)	(254)
Cumulative effect of prior years		(4,962)	(4,898)	(4,644)
Accretion on convertible term loans
Current year	e)	1,970	1,245	—
Cumulative effect of prior years		1,245	—	—
In-process R&D, net of related future income taxes
Current year	c)	—	(16,276)	—
Cumulative effect of prior years		(16,276)	—	—
Amortization of in-process R&D, net of related income taxes
Current year	c)	1,266	1,266	—
Cumulative effect of prior years		1,266	—	—
Amortization of financing costs allocated to other capital
Current year	e)	(46)	(34)	—
Cumulative effect of prior years		(34)	—	—
Organisation costs		(97)	—	—
Amortization of organization costs
Current year	b)	—	45	87
Cumulative effect of prior years		173	128	41

Deficit in accordance with U.S. GAAP		(94,277)	(91,599)	(49,634)

  Share Capital

	As at December 31,
	2004 $	2003 $
Share capital in accordance with Canadian GAAP	189,274	187,601
Stock-based compensation costs related to stock option plan for underwriting compensation Cumulative effect of prior years	(896)	(896)

Share capital in accordance with U.S. GAAP	188,378	186,705

  Other Capital

		As at December 31,
		2004 $	2003 $
Other capital in accordance with Canadian GAAP		8,741	7,486
Reclassification of convertible term loans		(6,325)	(6,325)
Reclassification of financing costs related to convertible term loans		137	137
Stock-based compensation costs
Current year	a)	12	64
Cumulative effect of prior years		4,962	4,898
Stock-based compensation costs related to stock option plan for underwriting compensation
Cumulative effect of prior years		896	896

Other capital in accordance with U.S. GAAP		8,423	7,156

Æterna Zentaris    Financial Statements 2004    47

  Accumulated other comprehensive income

	As at December 31,
	2004 $	2003 $
Foreign currency translation adjustments
Balance — Beginning of year	4,045	768
Change during the year	(2,998)	3,277

Balance — End of year	1,047	4,045

Unrealized gains (losses) on short-term investments
Balance — Beginning of year	94	885
Change during the year	449	(791)

Balance — End of year	543	94

Accumulated other comprehensive income	1,590	4,139

  Balance Sheets

  The following table summarizes the significant differences between the balance sheet items under Canadian GAAP as compared to U.S. GAAP as at December 31, 2004 and 2003

		As at December 31, 2004		As at December 31, 2003
		As reported $	U.S. GAAP $	As reported $	U.S. GAAP $
Intangible assets	c)	75,490	52,153	65,513	40,132
Convertible term loans	e)	24,890	28,000	19,920	25,000
Future income tax liabilities	c)	24,590	15,094	25,991	15,620
Shareholders' Equity
Share capital		189,274	188,378	187,601	186,705
Other capital	e)	8,741	8,423	7,486	7,156
Deficit		(78,770)	(94,277)	(73,011)	(91,599)
Cumulative translation adjustment		1,047	—	4,045	—
Accumulated other comprehensive income	—	1,590	—	4,139

  Statements of cash flows

  For the years ended December 31, 2004, 2003 and 2002, there are no significant differences between the statements of cash flows under Canadian GAAP as compared to U.S. GAAP.

        a)    Stock-based compensation

  Through December 31, 2002, the Company and its subsidiaries accounted for their stock-based compensation plan under the intrinsic value method in accordance with APB 25. There is no expense recognized for stock options as they were granted at the stock price on the grant date and, therefore they have no intrinsic value. Effective January 1, 2003, the Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 123 using the prospective transition method. SFAS 123 requires all stock-based compensation awards, including stock options, to be accounted for at fair value. Under this prospective transition method, all new awards granted to employees on or after January 1, 2003 are accounted for at fair value. Awards outstanding as of December 31, 2002, if not subsequently modified, continue to be accounted for under APB 25. Fair value is based on a Black-Scholes valuation model with compensation costs recognized in the Statement of Operation over the required service period.

48    Æterna Zentaris    Financial Statements 2004

  As elected under Canadian GAAP, all stock-based compensation awards granted since January 1, 2003 have been expensed in the financial statements using the fair value method.

        b)    Organization costs

  Under U.S. GAAP, all organization costs are expensed as incurred. Under Canadian GAAP, organization costs are accounted for as intangible assets and are amortized on a straight-line basis over a five-year period.

        c)     Research and development costs

  Under U.S. GAAP, all development costs are expensed as incurred. Under Canadian GAAP, development costs which meet generally accepted criteria for deferral are capitalized and amortized. As at December 31, 2004, the Company had not deferred any development costs.

  Furthermore, under U.S. GAAP, in-process research and development acquired in a business combination is written off at the time of acquisition. Under Canadian GAAP, in-process research and development acquired in a business combination is capitalized and amortized over its estimated useful life.

        d)    Short-term investments

  Short-term investments, which are classified as available-for-sale securities, include the Company's investment in bonds for which the Company does not have the positive intent or ability to hold to maturity. Under U.S. GAAP, available-for-sale securities are carried at fair value with unrealized gains and losses net of the related tax effects as part of other comprehensive loss.

  Under Canadian GAAP, short-term investments are valued at the lower of amortized cost and market value.

        e)     Convertible term loans

  Under Canadian GAAP, proceeds from the issuance of convertible term loans are allocated among long-term convertible term loans and shareholder's equity, resulting in a debt discount that is amortized to expense over the term of the loans. The financing costs related to those loans have been allocated on a pro-rata basis between deferred charges and other capital. Under U.S. GAAP, those costs are all included in deferred charges and amortized over the term of the loans, and convertible term loans are totally considered as long-term debt.

25.   SUBSEQUENT EVENTS

        a)    Financing

  On January 17, 2005, Atrium refinanced its debt through a revolving credit facility, renewable annually, of an authorized amount of $75,000,000, bearing interest at variable rates and for which a first hypothec on all assets of Atrium and its North American subsidiaries has been given as security. Moreover, all of the shares held by Atrium in its French subsidiaries has been given as collateral security. Atrium reimbursed its loan in the form of banker's acceptance through the issuance of the credit facility.

        b)    Acquisitions

  Echelon Biosciences inc.

  On January 1, 2005, the Company completed the acquisition of 100% of the issued and outstanding common shares of Echelon Biosciences inc. for a total consideration of $3,200,000 (US$2,700,000) paid by the issuance of 443,905 common shares of the Company. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $4,200,000 (US$3,500,000) of which an amount of $3,500,000 (US$2,900,000) will be payable in shares and the balance of $700,000 (US$600,000) payable in cash at the latest in January 2008 once the conditions will have been met.

  This company, based in the United States, focuses on the transduction signalling technology. It has early therapeutic leads against some forms of cancer and the focus is also on small molecule agonists and antagonists to lipid-protein signalling interactions which are new and important therapeutic targets.

  This acquisition will be accounted for using the purchase method and the results of operations will be included in the statements of operations of the Company from the date of acquisition.

  MultiChem Import Export Inc. and MultiChem Trading Inc.

  On January 24, 2005, Atrium, through its new subsidiary, MultiChem Import Export (2005) Inc., completed the acquisition of the operating assets of MultiChem Import Export Inc. and MultiChem Trading Inc. for total consideration of approximately $22,850,000 of which $1,400,000 paid cash and the balance from the revolving credit facility negotiated in January 2005. The acquisition is subject to contingent payments specified in the agreement for an approximate amount of $1,500,000. This company is a Canadian marketer of active ingredients and specialty chemicals sold to customers in Canada and the North-eastern United States.

  This acquisition will be accounted for using the purchase method and the results of operations will be included in the statements of operations of the Company from the date of acquisition.

Æterna Zentaris    Financial Statements 2004    49

        c)     Articles of Amendment

  On March 10, 2005, Atrium filed Articles of Amendment so as to sub-divide its issued and outstanding shares on a four-for-one basis, reorganize its share capital and remove the private company conditions contained in its Articles.

  The data related to Atrium's stock option plan appearing in note 16f) have been updated to give effect to the stock split.

  Furthermore, the multiple voting shares held by the Company will automatically be converted into subordinate voting shares on a one-for-one basis: i) upon any transfer thereof, subject to limited exceptions; ii) within five years from the closing date of the initial public offering of Atrium; and iii) in certain circumstances including a change of control of the Company.

        d)    Stock Option Plan

  On February 11, 2005, the Board of Directors of Atrium adopted the 2005 Stock Option Plan (the "2005 Plan"), which will enter into effect upon the closing of Atrium's initial public offering. At that time, all options issued and outstanding under Atrium original stock option plan will become subject to the 2005 Plan. Under the 2005 Plan, the Board of Directors of Atrium may grant options to acquire Subordinate Voting Shares to Atrium's directors, officers, employees and service providers, and those of its subsidiaries.

  The exercise price of options granted under the 2005 Plan is set at the time of the grant of the options, but cannot be less than the volume weighted average trading price of the Subordinate Voting Shares on the Toronto Stock Exchange for the five trading days immediately preceding the day on which an option is granted. The maximum period during which options may be exercised is ten years from the date on which they are granted.

        e)     Initial Public Offering of Shares

  Atrium filed a preliminary prospectus dated February 15, 2005 relating to the sale and issue of Subordinate Voting Shares of Atrium.

50    Æterna Zentaris    Financial Statements 2004

Corporate Governance

GENERAL

The responsibility to oversee the conduct of the business and to guide management of Æterna resides with the Board of Directors.

DIRECTORS

The Board of Directors consists of nine members, including three officers and six external directors. In addition to the Board of Directors, two committees were formed to assist the Directors in their responsibilities. These are the Audit Committee and the Corporate Governance Committee.

AUDIT COMMITTEE

The Audit Committee is comprised of three external directors. The Audit Committee assists the Board of Directors by reviewing the Company's internal controls and auditing procedures, any relevant accounting or regulatory matters and by recommending the appointment of external auditors.

CORPORATE GOVERNANCE COMMITTEE

The Corporate Governance Committee consists of three directors, including two external directors. The Corporate Governance Committee is responsible for proposing all nominees to the Board and its committees and for assessing performance of individual directors and the Board as a whole. The Corporate Governance Committee also reviews overall compensation issues for senior management, and assesses the performance of the Chief Executive Officer and senior management.

The Board believes that the Board and its Committees carry out effective governance of the Company's affairs. The Board will continue to review the Company's governance practices and will make changes as required.

Æterna Zentaris    Financial Statements 2004    51

Directors

 Marcel Aubut, OC, QC
Quebec, Quebec
Managing Partner
 Heenan Blaikie Aubut, Lawyers

 Stormy Byorum, MBA(1)
New York, NY
Senior Managing Director
 Stephen Cori Capital Advisors

 Dr. Éric Dupont, PhD(2)
Sainte-Pétronille
Île d'Orléans, Quebec
Chairman of the Board
 Æterna Zentaris Inc.

 Prof. Dr. Jürgen Engel, PhD
Frankfurt, Germany
Executive Vice President,
Global Research & Development
and Chief Operating Officer
 Æterna Zentaris Inc.

 Jürgen Ernst, MBA
Brussels, Belgium
Administrator

 Gilles R. Gagnon, MSc, MBA
Sherbrooke, Quebec
President and Chief Executive Officer
 Æterna Zentaris Inc.

 Dr. Pierre Laurin, PhD, OC(2)
Verdun, Quebec
Executive in Residence
 H.E.C. Montreal

 Gérard Limoges, CM, FCA(1)
Montreal, Quebec
Administrator

 Pierre MacDonald, MSc Comm(1)(2)
Verdun, Quebec
President and Chief Executive Officer
 MacD Consult Inc.

 (1) Member of the Audit Committee
(2) Member of the Corporate Governance Committee	Senior Officers

 Dr. Éric Dupont, PhD
Sainte-Pétronille
Île d'Orléans, Quebec
Chairman of the Board
 Æterna Zentaris Inc.

 Gilles R. Gagnon, MSc, MBA
Sherbrooke, Quebec
President and Chief Executive Officer
 Æterna Zentaris Inc.

 Prof. Dr. Jürgen Engel, PhD
Frankfurt, Germany
Executive Vice President, Global Research
and Development and Chief Operating Officer
 Æterna Zentaris Inc.

 Dr. Eckhard Günther, PhD
Frankfurt, Germany
Vice President, Drug Discovery
 Æterna Zentaris Inc.

 Mario Paradis, CA
Quebec, Quebec
Senior Director Finance and Corporate Secretary
 Æterna Zentaris Inc.

 Dr. Manfred Peukert, MD
Frankfurt, Germany
Vice President, Medical Affairs
 Æterna Zentaris Inc.

 Dr. Matthias Rischer, PhD
Frankfurt, Germany
Vice President, Pharmaceutical Development
 Æterna Zentaris Inc.

 Dennis Turpin, CA
Quebec, Quebec
Vice President and Chief Financial Officer
Æterna Zentaris Inc.

52    Æterna Zentaris    Financial Statements 2004

Corporate
Information

 Head Office
Æterna Zentaris Inc.
1405 Parc-Technologique Blvd.
Quebec, Quebec G1P 4P5
CANADA

Phone: (418) 652-8525
Fax: (418) 652-0881
E-mail: aeterna@aeternazentaris.com
Internet: www.aeternazentaris.com

 Ticker symbols
AEZ — The Toronto Stock Exchange (TSX)
AEZS — The Nasdaq Stock Market, Inc. (NASDAQ)

 Transfer Agent and Registrar
National Bank Trust Inc.
1100 University Street
9th Floor
Montreal, Quebec H3B 2G7

 Auditors
PricewaterhouseCoopers LLP
Place de la Cité
Tour Cominar
2640 Laurier Blvd.
Suite 1700
Quebec, Quebec G1V 5C2

 Intellectual Property Solicitors
Goudreau Gage Dubuc
Stock Exchange Tower
800 Place Victoria
Suite 3400
Montreal, Quebec H4Z 1E9

Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, TX 75202
U.S.A.

 Corporate Solicitors
Ogilvy Renault
1981 McGill College, Suite 1100
Montreal, Quebec H3A 3C1

Arnold & Porter
399 Park Avenue
New York, NY 10022-4690
U.S.A.

 Annual Meeting
May 26, 2005, 10:30 a.m.
Ritz-Carlton Hotel
1228 Sherbrooke Street West
Montreal, Quebec H3G 1H6	Scientific
Advisory Board

 External members

 Dr. Gerald Batist, MD, CM, FACP
Director of the McGill Center for Translational Research in Cancer, Chair and Professor, Department of Oncology and Medicine, McGill University, Jewish General Hospital, Montreal, Canada

 Dr. Frans M. J. Debruyne, MD, PhD
Professor and Chairman at the University Medical Center in Nijmegen, The Netherlands

 Dr. Alan H. DeCherney, MD
Professor at the David Geffen School of Medicine at
University of California Los Angeles, United States

 Dr. Prof. Klaus H.R. Diedrich, MD, PhD
Director of the Department of Gynecology and Obstetrics at the University Clinic in Luebeck, Germany

 Dr. Prof. René Frydman, MD, PhD
Head of the Department of Gynecology and Obstetrics at the Hôpital Antoine Beclere, Paris, France

 Dr. Fernand Labrie, OC, OQ, MD, PhD
Head, Centre hospitalier de l'Université Laval Research
Center (CHUL), Quebec, Canada

 Dr. Hartmut Michel, PhD
Director, Max-Planck Institute for Biophysics, Frankfurt, Germany. Nobel Prize laureate in chemistry, 1988.

 Dr. Glenn D. Prestwich, PhD
Founder and Chief Scientific Officer, Board Member of Echelon Biosciences, Salt Lake City, United States

 Dr. Prof. Marcel Verheij, MD, PhD
The Netherlands Cancer Institute/Antoni van Leeuwenhoek Hospital in Amsterdam, The Netherlands

Æterna Zentaris    Financial Statements 2004    53

Printed in Canada

QuickLinks

Exhibit 4